UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ALON USA ENERGY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Our Stockholders:
          The Board of Directors has determined that the 2011 Annual Meeting of Stockholders of Alon USA Energy, Inc., or Alon, will be held on May 3, 2011 at 9:00 a.m., Dallas, Texas time, at The Frontiers of Flight Museum, 6911 Lemmon Avenue, Dallas, Texas 75209, for the following purposes:
(1)	To elect ten directors to serve until the 2012 annual meeting;

(2)	To approve the issuance of shares of Alon’s common stock to Alon Israel Oil Company, Ltd. upon conversion of, or as dividend payments on, the shares of 8.50% Series A Convertible Preferred Stock held by Alon Israel Oil Company, Ltd.;

(3)	To approve the issuance of shares of Alon’s common stock upon exercise of the Warrants to purchase shares of Alon’s common stock held by certain shareholders of Alon Israel Oil Company, Ltd. and their affiliates;

(4)	To hold an advisory vote on executive compensation;

(5)	To hold an advisory vote on the frequency of the advisory vote on executive compensation;

(6)	To ratify the appointment of KPMG LLP as Alon’s independent registered public accounting firm for 2011; and

(7)	To transact any other business properly brought before the annual meeting.
          Information concerning the matters to be voted upon at the annual meeting is set forth in the accompanying Proxy Statement. Holders of record of Alon’s common stock as of the close of business on March 22, 2011 are entitled to notice of, and to vote at, the annual meeting.
          To make it easier for you to vote, Internet and telephone voting are available. The instructions on your proxy card describe how to use these services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed envelope. No postage is required if mailed in the United States. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. We urge you to vote your proxy promptly by Internet, telephone or mail, whether or not you plan to attend the annual meeting in person. If you do attend the annual meeting in person, you may withdraw your proxy and vote personally on all matters brought before the annual meeting.
          Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Meeting of Stockholders to be held on May 3, 2011. Pursuant to Securities and Exchange Commission rules we have elected the “full set delivery” option of providing proxy materials to our stockholders whereby we are delivering to all stockholders paper copies of all of our proxy materials, including a proxy card, as well as providing access to our proxy materials on a publicly accessible website. Alon’s Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2010 are available at our corporate website and may be accessed at http://phx.corporate-ir.net/phoenix.zhtml?c=190387&p=proxy.
By order of the Board of Directors,
Sarah Braley Campbell
Corporate Secretary
Alon USA Energy, Inc.
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251
April 8, 2011

Page
GENERAL INFORMATION	1
CORPORATE GOVERNANCE MATTERS	2
The Board of Directors	2
Independent Directors	5
Committees of the Board	5
Corporate Governance Guidelines, Code of Business Conduct and Ethics and Committee Charters	6
Board Leadership Structure	6
Board’s Role in Risk Management	6
Presiding Director	7
Communication with Directors	7
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT	8
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	11
EXECUTIVE COMPENSATION	12
Compensation Discussion and Analysis	12
Introduction	12
Objectives of Compensation Policies	12
Compensation Program Elements	12
Employment Agreements	14
Methodology of Establishing Compensation Packages	15
Chief Executive Officer Compensation	15
Stock Ownership Policy	15
Section 162(m)	15
Summary Compensation Table	16
Employment Agreements and Change of Control Arrangements	17
Grants of Plan-Based Awards	21
Outstanding Equity Awards at Fiscal Year-End	22
Option Exercises & Stock Vested	23
Pension Benefits	24
Compensation of Directors	25
Compensation Committee Interlocks and Insider Participation	26
2010 EQUITY COMPENSATION PLAN INFORMATION	27
COMPENSATION COMMITTEE REPORT	28
AUDIT COMMITTEE REPORT	28
INDEPENDENT PUBLIC ACCOUNTANTS	29
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	29
Review, Approval or Ratification of Transactions with Related Persons	29
Transactions with Management and Others	29
PROPOSAL 1. ELECTION OF DIRECTORS	34
PROPOSAL 2. APPROVAL OF ISSUANCE OF ALON COMMON STOCK TO ALON ISRAEL OIL COMPANY, LTD. UPON CONVERSION OF, OR AS DIVIDEND PAYMENTS ON, 8.50% SERIES A CONVERTIBLE PREFERRED STOCK	34
PROPOSAL 3. APPROVAL OF ISSUANCE OF ALON COMMON STOCK UPON EXERCISE OF WARRANTS HELD BY CERTAIN SHAREHOLDERS OF ALON ISRAEL OIL COMPANY, LTD. AND THEIR AFFILIATES	38
PROPOSAL 4. ADVISORY VOTE ON EXECUTIVE COMPENSATION	41
PROPOSAL 5. ADVISORY VOTE ON FREQUENCY OF THE STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION	42
PROPOSAL 6. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	43
OTHER MATTERS	44
INCORPORATION BY REFERENCE	44
-i-

(continued)

Page
STOCKHOLDER PROPOSALS	44
Stockholder Recommendations for Nomination of Directors	44
Stockholder Proposals for Annual Meeting in 2012	44
-ii-

ALON USA ENERGY, INC.
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 3, 2011
GENERAL INFORMATION
     This Proxy Statement and the proxy card are being mailed to stockholders beginning on or about April 8, 2011 in connection with the solicitation of proxies by the Board of Directors of Alon USA Energy, Inc., which we refer to as Alon or the Company, to be voted at the 2011 Annual Meeting of Stockholders of Alon to be held May 3, 2011 and at any postponement or adjournment thereof. The accompanying notice describes the time, place and purposes of the annual meeting.
     Holders of record of Alon’s common stock, $0.01 par value, at the close of business on March 22, 2011, the record date, are entitled to vote on the matters presented at the annual meeting. On the record date, there were 55,374,089 shares of common stock issued and outstanding and entitled to one vote per share. The common stock is the only outstanding class of voting securities of Alon.
     The holders of a majority of the outstanding shares of common stock on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting. For purposes of determining whether a quorum exists, abstentions and broker non-votes will be included in determining the number of shares present or represented at the annual meeting. If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.
     A “broker non-vote” occurs when your broker submits a proxy card for your shares of common stock held in a fiduciary capacity (often referred to as being held in “street name”), but does not indicate a vote on a particular matter because the broker has not received voting instructions from you and does not have authority to vote on that matter without such instructions. Under the rules that govern brokers who are voting shares held in street name, brokers have the discretion to vote those shares on routine matters but not on non-routine matters. Routine matters include the ratification of the appointment of the independent registered public accountants. Non-routine matters include the election of directors, issuance of common stock to related parties (as defined in the rules of the New York Stock Exchange, or NYSE), the advisory vote on executive compensation, the advisory vote on the frequency of the advisory vote on executive compensation and stockholder proposals. In order to obtain approval of the matters brought to a vote at the annual meeting, the following votes are required:
•	the affirmative vote of the holders of a plurality of the shares of common stock represented at the annual meeting and actually voted is required for election of any nominee as a director and the advisory vote on the frequency of the advisory vote on executive compensation;

•	the affirmative vote of the holders of a majority of the shares of common stock represented at the annual meeting and actually voted is required for the advisory vote on executive compensation and the ratification of the independent registered accountant; and

•	the affirmative vote of the majority of the votes cast on the proposal, provided that the total votes cast on the proposal represents over 50% of all outstanding securities entitled to vote, is required for the approval of the issuance of Alon’s common stock to Alon Israel Oil Company, Ltd., or Alon Israel, upon conversion of, or as dividend payment on, its 8.50% Series A Convertible Preferred Stock and the approval of the issuance of Alon’s common stock upon exercise of the warrants issued to Alon Israel.

     Consequently, abstentions will have the effect of a vote against the ratification of appointment of the independent registered accountants, the advisory vote on executive compensation, the approval of issuance of Alon’s common stock to Alon Israel upon conversion of, or as dividend payment on, its 8.50% Series A Convertible Preferred Stock and the approval of the issuance of Alon’s common stock upon exercise of the warrants issued to Alon Israel, but will have no effect on the election of directors or the advisory vote on the frequency of the advisory vote on executive compensation. Broker non-votes will have no effect on the outcome of the various proposals to be considered at the annual meeting.
     Shares will be voted as indicated by the stockholder by Internet or telephone or on the proxy card. A stockholder who has given a proxy may revoke it as to any proposal on which a vote has not already been taken by signing a proxy bearing a later date or by a written notice delivered to the Secretary of Alon USA Energy, Inc. in care of Mellon Investor Services, Attention: Proxy Department, at 480 Washington Blvd., Jersey City, New Jersey 07310-1900 or at the executive offices of Alon USA Energy, Inc., 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251, at any time up to the meeting or any postponement or adjournment thereof, or by delivering it to the Chairman of the meeting. If no instructions are indicated, such shares will be voted:
•	FOR the director nominees identified below;

•	FOR the issuance of shares of Alon’s common stock to Alon Israel Oil Company, Ltd. upon conversion of, or as dividend payments on, the shares of 8.50% Series A Convertible Preferred Stock held by Alon Israel Oil Company, Ltd.;

•	FOR the issuance of shares of Alon’s common stock upon exercise of the Warrants to purchase shares of Alon’s common stock held by certain shareholders of Alon Israel Oil Company, Ltd. and their affiliates;

•	FOR the approval of the executive compensation as disclosed in this Proxy Statement;

•	In favor of the option of every THREE years as the frequency with which stockholders are provided an advisory vote on executive compensation;

•	FOR ratification of the appointment of KPMG LLP as Alon’s independent registered public accounting firm for 2011; and

•	In the discretion of the persons named on your proxy card for any other item that may be properly proposed at the annual meeting of stockholders, including a motion to adjourn or postpone the annual meeting.
     Alon pays for the cost of soliciting proxies for the annual meeting. In addition to the solicitation of proxies by mail, proxies may be solicited by telephone and otherwise by directors, officers or employees of Alon, none of whom will be specially compensated for such activities. Alon also intends to request that brokers, banks and other nominees solicit proxies from their principals and will reimburse such brokers, banks and other nominees for reasonable expenses incurred by them in connection with such activities.
CORPORATE GOVERNANCE MATTERS
The Board of Directors
     At the date of this Proxy Statement, the Board of Directors, or the Board, consists of ten members. Ten director nominees have been nominated for election at the annual meeting to serve for a one-year term expiring at Alon’s annual meeting of stockholders in 2012.
     During 2010, the Board held six meetings. Each director attended at least 75% of the total number of meetings of the Board and committees on which he served other than Messrs. Biran and Grinshpon. Four of our directors attended Alon’s annual meeting of stockholders held in 2010. Under Alon’s Corporate Governance Guidelines, each director is expected to devote the time necessary to appropriately discharge his or her responsibilities and to rigorously prepare for, and attend and participate in, Board meetings and meetings of Board committees on which he or she serves. Each director is expected to ensure that other commitments do not materially interfere with his or her service on the Board of Alon.
     The age, principal occupation, board qualifications and certain other information for each director nominee are set forth below:
     David Wiessman, 56, has served as Executive Chairman of the Board of Directors of Alon since July 2000 and served as President and Chief Executive Officer of Alon from its formation in 2000 until May 2005. Mr. Wiessman has over 25 years of oil industry and marketing experience. Since 1994, Mr. Wiessman has been Chief Executive Officer, President and a director of Alon Israel Oil Company, Ltd., or Alon Israel, Alon’s parent company. In 1987, Mr. Wiessman became Chief Executive Officer of, and a stockholder in, Bielsol Investments (1987) Ltd., or Bielsol, which acquired a 50.38% interest in Alon Israel in 1992. In 1976, after serving in the Israeli Air Force, he became Chief Executive Officer of Bielsol Ltd., a privately-owned Israeli company that owns and operates gasoline stations and owns real estate in Israel. Mr. Wiessman has also been Executive Chairman of the Board of Directors of Alon Holdings Blue Square-Israel, Ltd., which is listed on the NYSE and the Tel Aviv Stock Exchange, or TASE, since 2003; Chairman of Blue Square Real Estate Ltd., which is listed on the TASE, since 2006; and Executive Chairman of the Board and President of Dor-Alon Energy Israel (1988) Ltd., which is listed on the TASE, since 2005, and all of which are subsidiaries of Alon Israel. Mr. Wiessman has also been Executive Chairman of the Board of Directors of Alon Refining Krotz Springs, Inc., or Krotz Springs, since 2008. Krotz Springs is a subsidiary of Alon through which Alon conducts its Louisiana refining business and which has publicly traded debt in the United States. The Board has concluded that Mr. Wiessman’s vision, business expertise, industry experience, leadership skills and devotion to community service qualify him to serve as Executive Chairman of the Board.
     Itzhak Bader, 64, has served as a director of Alon since August 2000. Mr. Bader has also served as Chairman of the Board of Directors of Alon Israel since 1993. He is Chairman of Granot Cooperative Regional Organization Corporation, a purchasing organization of the Kibbutz movement, a position he has held since 1995. In addition, he is also Chairman of Gat Givat Haim Agricultural Cooperative for Conservation of Agricultural Production Ltd., an Israeli beverage producer, a position he has held since 1999. Mr. Bader has also been the Co-Chairman of Dor-Alon Energy in Israel (1988) Ltd. since 2005, a director of Alon Holdings Blue Square-Israel, Ltd. since 2003 and a director of Blue Square Real Estate Ltd. since 2005, each a subsidiary of Alon Israel. The Board has concluded that Mr. Bader’s experience gained while serving as a director on a number of companies’ boards, including several chairman positions, qualifies him to serve as a member of the Board.
     Boaz Biran, 47, has served as director of Alon since May 2002. Mr. Biran has been a director of Bielsol since 1998 and served as Chairman of the Board of Directors of Rosebud Real Estate Ltd., an investment company in Israel listed on the TASE, since November 2003. Mr. Biran was also a partner in Shraga F. Biran & Co., a law firm in Israel, from 1999 to 2008. The Board has concluded that Mr. Biran’s broad business background and experience, legal expertise and directorship experience qualify him to serve as a member of the Board.
     Shlomo Even, 54, has served as a director since November 2009. Mr. Even has been a certified public accountant and partner of the certified public accounting firm of Tiroshi Even since 1986. Mr. Even has also been a director of Alon Israel since 2002 (and previously from 1994 to 1999), Dor-Alon Energy in Israel (1988) Ltd. since September 1999, Alon Holdings Blue Square-Israel Ltd. since July 2003, Rosebud Real Estate Ltd. since July 2000, and Alon Natural Gas Ltd., which is listed on the TASE, since November 2009. Shlomo Even is the brother of Shai Even, our Senior Vice President and Chief Financial Officer. The Board has concluded that Mr. Even’s public accounting experience, knowledge of corporate financial reporting and directorship experience qualify him to serve as a member of the Board.
     Avinadav Grinshpon, 39, has served as director of Alon since March 2008. Mr. Grinshpon has served as a director and consultant for Africa Israel Investments Ltd., an Israeli holding and investment company, since 2005, its Vice Chairman since June 2008 and from January 2008 to June 2008, as its Interim Chief Executive Officer. Mr. Grinshpon is the Chief Executive Officer of Memorand Management (1997) Ltd., a position he has held since 2006, and served as its Chief Financial Officer from 2002 until 2006. Mr. Grinshpon is a certified public accountant licensed in Israel. The Board has concluded that Mr. Grinshpon’s business education, public accounting experience, and management experience qualify him to serve as a member of the Board.
     Ron W. Haddock, 70, has served as a director of Alon since December 2000. From January 1989 to July 2000, Mr. Haddock served as Chief Executive Officer of Fina, Inc. Mr. Haddock has served as Chairman of the Board of AEI Services, LLC, an international power generation and distribution, and natural gas transmission distribution company since 2006; Rubicon Offshore International, an oil storage and production well servicing company since 2008; and Safety-Kleen Systems, Inc., a waste management, oil recycling and refining company since 2003. Mr. Haddock also has served as a director of Trinity Industries, Inc., a diversified transportation, industrial and construction company since 2007, Adea Solutions, Inc., a high-tech personnel and consulting firm since 2000; and Petron Corporation, an oil refining and marketing company since 2009. The Board has concluded that Mr. Haddock’s extensive directorship experience, past executive positions within the refining industry, financial reporting background and expertise qualify him to serve as a member of the Board.
     Jeff D. Morris, 59, has served as a director and as Alon’s Chief Executive Officer since May 2005 and has served as Chief Executive Officer of Alon’s other operating subsidiaries since July 2000. Mr. Morris also served as Alon’s President from May 2005 until March 2010 and President of Alon’s other operating subsidiaries from July 2000 until March 2010. Prior to joining Alon, he held various positions at Fina, Inc., where he began his career in 1974. Mr. Morris served as Vice President of Fina’s SouthEastern Business Unit from 1998 to 2000 and as Vice President of its SouthWestern Business Unit from 1995 to 1998. In these capacities, he was responsible for both the Big Spring refinery and Fina’s Port Arthur refinery and the crude oil gathering assets and marketing activities for both business units. Mr. Morris has also been a director of Krotz Springs since 2008. The Board has concluded that Mr. Morris’ position as Chief Executive Officer of Alon, detailed knowledge of Alon’s operations and assets, expertise in oil refining and marketing, devotion to community service and management skills qualify him to serve as a member of the Board.
     Yeshayahu Pery, 77, has served as a director of Alon since August 2003. Mr. Pery has also served as a director of Alon Israel from 1997 until 2010. He is Chairman of MIGAL INC., a technology institute in the biotechnology field, a position he has held since 1998. From 1997 until 2004, Mr. Pery served as Chairman and Chief Executive Officer of Galilee Cooperative Organization, a purchasing and finance organization of the Kibbutz movement. In addition, Mr. Pery served as Chairman of Agricultural Insurance Association and the Atudot pension fund between 1995 and 2004. The Board has concluded that Mr. Pery’s experience gained while serving as a director on a number of companies’ boards, including several chairman positions, qualifies him to serve as a member of the Board.
     Zalman Segal, 74, has served as a director of Alon since July 2005. Mr. Segal is a director of Union Bank Israel, an Israeli bank listed on the TASE, a position he has held since February 2010 and Pitkit Printing Enterprises Ltd., an Israeli manufacturing company listed on the TASE, a position he has held since September 2009. Mr. Segal has also served as Chairman of the board of directors of Bank Leumi Romania, a financial services company, from August 2006 through August 2008. Mr. Segal served from 1989 through 2006 as Vice Chairman of the Board of directors of Bank Leumi USA and its subsidiary, Leumi Investment Services. Mr. Segal served from 1989 through 2005 as Chief Executive Officer and as director of Bank Leumi USA, where he was responsible for the commercial banking business of Bank Leumi USA in the Western Hemisphere. The Board has concluded that Mr. Segal’s extensive financial education and expertise, including his PhD in banking and marketing from New York University, combined with his management and directorship experiences in financial and banking companies, qualify him to serve as a member of the Board.
     Avraham Shochat, 74, has served as a director of Alon since October 2005. From 1988 to January 2006 he served as a member of the Israeli Parliament, where he chaired or was a member of various committees including economics, finance, defense, foreign affairs and education. From 1992 to 1996 and 1999 to 2001, Mr. Shochat served as Israel’s Minister of Finance and from October 2000 to March 2001 as the country’s Minister of Infrastructure. Mr. Shochat has also been a director of Israel Chemicals Ltd., a company engaged in the development, manufacture and marketing of fertilizers and industrial and performance products and which is listed on the TASE, since 2006; Bank Mizrahi Tefahot Ltd., Israel’s fourth largest bank and which is listed on the TASE, since 2006; and Direct Insurance Financial Investments Ltd., an insurance company and which listed on the TASE, since 2006. The Board has concluded that Mr. Shochat’s financial education and expertise, directorship experience and unique leadership and executive experience as Israel’s Minister of Finance and Minister of Infrastructure qualify him to serve as member of the Board.
Independent Directors
     The Board has determined that Alon is a “controlled company” for the purposes of Section 303A of the NYSE Listed Company Manual because more than 50% of the voting power for the election of directors of Alon is held by Alon Israel. As such, Alon relies on exemptions from the provisions of Section 303A that would otherwise require it, among other things, to have a board of directors composed of a majority of independent directors.
     Under the NYSE’s listing standards, a director will not be deemed independent unless the Board affirmatively determines that the director has no material relationship with Alon. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, the Board has determined that each of Messrs. Segal, Haddock and Shochat has no material relationship with Alon, either directly or as a partner, stockholder or officer of an organization that has a relationship with Alon, and is therefore independent of Alon and its management under the NYSE’s listing standards.
Committees of the Board
     The Board has a standing Audit Committee and Compensation Committee. As a controlled company, Alon relies on exemptions from the provisions of Section 303A of the NYSE Listed Company Manual that would otherwise require it, among other things, to have a Compensation Committee composed of independent directors and to have a Nominating and Corporate Governance Committee. Currently, Messrs. Segal, Haddock and Shochat serve on the Audit Committee, and Messrs. Morris and Wiessman serve on the Compensation Committee.
     As a controlled company, the Board does not believe that it is necessary to have a Nominating and Corporate Governance Committee or a committee performing the functions thereof, and does not have such a committee or charter. The entire Board (including Messrs. Wiessman, Bader, Biran, Even, Grinshpon, Morris and Pery, Alon’s non-independent directors) participates in the nomination of director candidates. The Board identifies individuals qualified to become Board members in accordance with Alon’s Corporate Governance Guidelines. In identifying candidates, the Board considers such factors as it deems appropriate, including the individual’s education, experience, reputation, judgment, skill, integrity, industry knowledge, the degree to which the individual’s qualities and attributes complement those of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. Although Alon does not have a defined diversity policy, when considering such factors the Board tries to indentify candidates that will create a balanced and diverse leadership group with a variety of opinions, perspectives and backgrounds in the context of the requirements of the Board at that point in time.
     Audit Committee. The purposes of the Audit Committee are to assist the Board in its oversight of (i) the integrity of Alon’s financial statements, (ii) Alon’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of Alon’s internal audit function, as well as to prepare an audit committee report for inclusion in Alon’s annual proxy statement. The Audit Committee met four times during 2010. The Audit Committee Charter, which, among other things, sets forth the Audit Committee’s responsibilities, is available in the “Corporate Governance” section of the “Investors” section of Alon’s website (www.alonusa.com).
     The Audit Committee consists of Messrs. Segal, Haddock and Shochat. The Board has determined that (i) each of Messrs. Segal, Haddock and Shochat meets the audit committee independence criteria specified in the rules promulgated by the Securities and Exchange Commission, or SEC, and the NYSE’s listing standards, (ii) each of Messrs. Segal, Haddock and Shochat has a basic understanding of finance and accounting and is able to read and understand fundamental financial statements, (iii) each of Messrs. Segal, Haddock and Shochat has accounting or related financial management expertise, and (iv) Mr. Segal, the Chairperson of the Audit Committee, is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K.

     Compensation Committee. The purpose of the Compensation Committee is to establish and administer Alon’s policies, programs and procedures for determining compensation for Alon’s executive officers and Board members. The Compensation Committee reviews and reports to the Board on matters related to compensation strategies, policies and programs, including management development, incentive compensation and employee benefit programs. For further information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation, see “Compensation Discussion and Analysis” below.
     The Compensation Committee consists of Messrs. Wiessman and Morris. The Compensation Committee met once during 2010. The Compensation Committee Charter, which, among other things, sets forth Compensation Committee’s responsibilities, is available in the “Corporate Governance” section of the “Investors” section of Alon’s website (www.alonusa.com).
Corporate Governance Guidelines, Code of Business Conduct and Ethics and Committee Charters
     The full texts of Alon’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, as well as the charters for the Audit Committee and Compensation Committee, are available in the “Corporate Governance” section of the “Investors” section of Alon’s website (www.alonusa.com). Alon intends to post any amendment to or waiver of its Code of Business Conduct and Ethics (to the extent such waiver is applicable to its directors or executive officers) at this location on its website within four days of such amendment or waiver.
Board Leadership Structure
     At this time the Board has elected to separate the Chief Executive Officer and Chairman of the Board positions of Alon. While the Board recognizes that these positions have overlapping roles and duties, the Board believes that given the distinctive talents, expertise and experience of Messrs. Morris and Wiessman, it is advantageous to separate the positions and utilize each in different roles. The Board believes that Mr. Morris’ expertise in the refining and marketing industry and management experience are best utilized in allowing him to focus on strategic and operational decisions affecting Alon’s refining and marketing business as our Chief Executive Officer. Given Mr. Wiessman’s experience in energy, marketing and financial markets and in leading other companies’ boards of directors, the Board believes he best serves Alon in a role that allows him to lead the Board and represent stockholder interests as our Chairman of the Board.
Board’s Role in Risk Management
     The Board, through the Audit Committee, conducts periodic assessments of the risks facing Alon. As a result of these assessments, the Board determines the appropriate course of action to be taken to mitigate perceived risks. In response to Alon’s exposure to commodity price risk resulting from its significant inventory holdings, the Board established a Risk Management Committee comprised of senior management to oversee inventory risk management and trading activities. The Risk Management Committee acts pursuant to procedures established in Alon’s Risk Management Policy, which was approved by the Board. The Risk Management Committee reports quarterly to the Audit Committee regarding risk management positions, including hedging or other risk mitigation steps that have been taken, and our Chairman of the Board is advised prior to any new hedging position being established.
     The Board, through the Compensation Committee, considers, in establishing and reviewing Alon’s executive compensation program, whether the program encourages unnecessary or excessive risk taking. The Compensation Committee, in reviewing the current executive compensation program, analyzed Alon’s short- and long-term compensation programs, including the key components of each program, the performance factors for each program, the target awards of each program and the administrative oversight of each program. Based on the foregoing review, the Compensation Committee believes that Alon’s executive compensation program does not encourage unnecessary or excessive risk taking.
     Base salaries are fixed in amount and thus do not encourage risk taking. While a portion of the annual cash bonuses paid to the executives focuses on individual performance and contributions and on the financial performance of Alon’s refineries, and such bonus system may encourage the taking of short-term risks, the Compensation Committee believes that the bonus program appropriately balances risk and the desire to focus employees on specific short-term goals important to Alon’s success, and that it does not encourage unnecessary or excessive risk taking. Furthermore, a portion of the annual cash bonuses paid to our executives focuses on the safety and environmental objectives of our refineries, which does not encourage risk taking. The executive officers also receive long-term equity awards that are designed to align executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk taking since the ultimate value of the awards is tied to the Company’s stock price, and since awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.
     Based on the foregoing, the Compensation Committee concluded that Alon’s executive compensation program is not reasonably likely to have a material adverse effect on Alon.
Presiding Director
     The NYSE’s listing standards require Alon’s non-management directors to meet at regularly scheduled executive sessions without management. Alon’s non-management directors met two times in such executive sessions in 2010. Mr. Pery presided over each such session.
Communication with Directors
     Any stockholder or other interested party who wishes to communicate directly with the Board or any committee thereof, or any member or group of members of the Board or any committee thereof, may do so by writing to the Board or the applicable committee thereof (or one or more named individuals) in care of the Secretary of Alon USA Energy, Inc., 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251. All communications received will be collected by the Secretary of Alon and forwarded to the appropriate director or directors.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL HOLDERS AND MANAGEMENT
     The following table presents information regarding the number of shares of Alon common stock beneficially owned as of March 1, 2011 by each of Alon’s directors, each executive officer of Alon named in the Summary Compensation Table, and all such directors and executive officers of Alon as a group. In addition, the table presents information about each person known by Alon to beneficially own 5% or more of Alon’s outstanding common stock. Unless otherwise indicated by footnote, the beneficial owner exercises sole voting and investment power over the shares. The percentage of outstanding shares is calculated on the basis of 55,083,372 shares of Alon common stock outstanding as of March 1, 2011.

	Beneficial Share Ownership
	Number	Percent of
Directors, Executive Officers and 5% Stockholders	of Shares	Outstanding Shares

Directors and Executive Officers:
David Wiessman (1)	2,739,964	4.97%
Itzhak Bader	—	—
Boaz Biran	—	—
Shlomo Even	—	—
Avinadav Grinshpon	—	—
Ron W. Haddock	22,583	*
Jeff D. Morris (2)	100	*
Yeshayahu Pery	—	—
Zalman Segal	10,083	*
Avraham Shochat (3)	8,696	*
Shai Even (4)	—	—
Joseph Israel (4)	—	—
Alan Moret (4)	5,000	*
Michael Oster (4)	93	*
All directors and executive officers as a group (17 persons) (1)(2)(3)(4)	2,801,019	5.09%

5% or more Stockholders:
Alon Israel Oil Company, Ltd. (5)(6)	41,271,778	74.93%
Africa-Israel Investments Ltd. (7)	6,255,313	11.36%

*	Indicates less than 1%

(1)	Includes: (a) a right to exchange a 2.71% ownership interest in Alon Israel held in trust by Eitan Shmueli, as trustee, of which Mr. Wiessman is the sole beneficiary, for a 2.71% ownership interest in certain subsidiaries of Alon Israel, including Alon, which if exercised in full as of March 1, 2011 would represent 1,492,759 shares of Alon common stock; and (b) 1,247,205 shares of Alon common stock held by Mr. Wiessman.

(2)	Jeff D. Morris, Claire A. Hart (an executive officer of Alon) and Joseph A. Concienne, III (a former officer of Alon) each own shares of non-voting stock of Alon Assets, Inc., or Alon Assets, and Alon USA Operating, Inc., or Alon Operating. Alon Assets and Alon Operating are subsidiaries of Alon through which Alon conducts substantially all of its business. As of March 1, 2011, there were 291,557.78 shares of capital stock of Alon Assets outstanding and 109,484.56 shares of capital stock of Alon Operating outstanding. Messrs. Morris, Hart and Concienne each own shares of non-voting stock of Alon Assets and Alon Operating as set forth in the following table:

	Alon Assets		Alon Operating
	Non-voting Common	Percent of all	Non-voting Common	Percent of all
Name of Beneficial Owner	Stock	Common Stock	Stock	Common Stock
Jeff D. Morris	12,439.6	4.27%	4,671.4	4.27%
Claire A. Hart	3,109.7	1.07	1,167.7	1.07
Joseph A. Concienne	2,019.2	0.69	758.2	0.69

Total	17,568.5	6.03%	6,594.3	6.03%

(3)	Shares of Alon common stock are held in trust by Sian Holdings Enterprises LTD., which is an entity controlled by Mr. Shochat.

(4)	Pursuant to the Alon USA Energy, Inc. Amended and Restated 2005 Incentive Compensation Plan, or the 2005 Incentive Compensation Plan, on March 7, 2007 Alon made grants of Stock Appreciation Rights (SARs) to certain officers at a grant price of $28.46 per share. On January 25, 2010, Alon amended the March 7, 2007 SARs grants to extend the exercise period. The SARs granted on March 7, 2007 vest as follows: 50% on March 7, 2009, 25% on March 7, 2010 and 25% on March 7, 2011 and are exercisable (as amended) during the 3-year period following the date of vesting.

Pursuant to the 2005 Incentive Compensation Plan, on January 25, 2010 Alon made grants of SARs to certain officers at a grant price of $16.00 per share. The SARs granted on January 25, 2010 vest as follows: 50% on December 10, 2011, 25% on December 10, 2012 and 25% on December 10, 2013 and are exercisable during the 365-day period following the date of vesting.

When exercised, the SARs are convertible into shares of Alon common stock, the number of which will be determined at the time of exercise by calculating the difference between the closing price of Alon common stock on the exercise date and the grant price of the SARs (the “Spread”), multiplying the Spread by the number of SARs being exercised and then dividing the product by the closing price of Alon common stock on the exercise date. In no event may a SAR be exercised if the Spread is not a positive number. On March 1, 2011, the reported closing price for Alon common stock on the NYSE was $10.87 which was less than the respective grant prices, and, as a result, no shares are reflected in this table in respect of the SARs.

(5)	Alon Israel filed a Schedule 13D/A with the SEC on January 5, 2010 reporting that Alon Israel beneficially owned 41,183,097 shares of Alon common stock, of which it had sole investment and voting power over 40,952,082 shares and shared investment and voting power over 231,015 shares owned by Tabris Investments Inc. (a wholly-owned subsidiary of Alon Israel).

On October 28, 2010, Alon Israel purchased 3,500,000 shares of Alon’s 8.50% Series A Convertible Preferred Stock (the “Preferred Stock”) in a registered direct offering. On December 31, 2010, Alon issued 88,681 shares of Alon common stock to Alon Israel in payment of the fourth quarter 2010 Preferred Stock dividend payment. Alon Israel’s beneficial ownership of Alon common stock represented in the table above includes the 41,183,097 shares reported in the January 5, 2010 13D/A filing and the 88,681 shares from the December 31, 2010 Preferred Stock dividend payment.

After Alon Israel’s purchase of the Preferred Stock, it filed a Schedule 13D/A with the SEC on November 2, 2010 reporting that Alon Israel beneficially owned 46,376,047 shares of Alon common stock, of which it had sole investment and voting power over 46,145,032 shares and shared investment and voting power over 231,015 shares owned by Tabris Investments Inc. The 46,376,047 reported in the November 2, 2010 13D/A filing includes the 41,183,097 shares reported in the January 5, 2010 13D/A filing and 5,192,950 shares of Alon common stock that Alon Israel would receive if it converted all of its Preferred Stock into Alon common stock at that date. Alon Israel’s beneficial ownership of Alon common stock represented in the table above does not include the 5,192,950 shares that Alon Israel would receive if it converted all of its Preferred Stock into Alon common stock because the conversion is subject to stockholder approval. For more information, see “Proposal 2 — Approval of Issuance of Alon Common Stock to Alon Israel Upon Conversion of, or Dividend Payments on, Alon 8.50% Series A Convertible Preferred Stock to Alon Israel — Convertible Preferred Stock Rights and Preferences.”

The address of Alon Israel and Tabris is Europark (France Building), Kibbutz Yakum 60972, Israel.

As of March 1, 2011, Alon Israel had 6,215,185 ordinary shares outstanding, which were owned of record as follows:

		Percent of
	Number of	Outstanding
Record Holder	Shares	Shares
Bielsol Investments (1987) Ltd. (a)	3,131,375	50.38%
Several Purchase Organizations of the Kibbutz Movement (b)	2,915,497	46.91
Mr. Eitan Shmueli, as trustee (c)	168,313	2.71

Total	6,215,185	100.00%

(a)	Bielsol is beneficially owned (1) 80.0% by Shebug Ltd., an Israeli limited liability company that is wholly owned by the family of Shraga Biran (where all voting rights have been granted to Shraga Biran), the father of Boaz Biran, one of Alon’s directors, and (2) 20.0% by David Wiessman, the Executive Chairman of the Board. The address of Bielsol is 1 Denmark St., Petach-Tivka, Israel.

(b)	The Kibbutz Movement is a combination of approximately 270 economic cooperatives, or purchase organizations, engaged in agriculture, industry and commerce in Israel. The shares of Alon Israel shown in the table above as owned by several purchase organizations of the Kibbutz Movement are owned of record by nine such purchase organizations. Each of the purchase organizations that owns of record 5% or more of the outstanding shares of Alon Israel is shown on the following table:

		Percent of
	Number of	Outstanding
Purchase Organization	Shares	Shares
Aloney Granot Cooperative Regional Organization Corporation (i)	505,172	8.13%
Mishkey Emek Hayarden Ltd.	489,012	7.87%
Miskey Hanegev Export Ltd.	476,209	7.66%
Mishkey Darom Holdings Cooperative Regional Organization Corporation	385,519	6.20%
Mishkey Galil elyon Cooperative Regional Organization Corporation	391,005	6.29%
Alonit Cooperative Regional Organization Corporation	405,394	6.52%

(i)	Itzhak Bader, one of Alon’s directors, is Chairman of Granot Cooperative Regional Organization Corporation.

The purchase organizations of the Kibbutz Movement have granted a holding company, or the Holding Company, an irrevocable power of attorney to vote all of the shares of Alon Israel held by such purchase organizations. The Holding Company is an Israeli limited liability company that is owned by nine organizations of the Kibbutz Movement, some of which are also stockholders of Alon Israel. One of Alon’s directors, Mr. Bader, is Chairman of the Holding Company.

(c)	The shares of Alon Israel held by Mr. Eitan Shmueli are held by him as trustee of a trust which David Wiessman, the Executive Chairman of the Board, is the sole beneficiary. These shares are treated as non-voting shares.
     Bielsol, the purchase organizations of the Kibbutz Movement and the Holding Company are parties to a shareholders agreement. Under that agreement:
•	Certain major decisions made by Alon Israel require the approval of more than 75% of the voting interests in Alon Israel or of more than 75% of the board of directors of Alon Israel, as applicable. The provisions of the shareholders agreement relating to approval of major transactions involving Alon Israel also apply to approval of major transactions involving significant subsidiaries of Alon Israel, including Alon.

•	The number of directors of Alon Israel must be between three and 12. The provision under the agreement currently allows Bielsol to elect six directors and the purchase organizations of the Kibbutz Movement to elect five directors.

•	There are various rights of first refusal among the shareholders who are party to the agreement.

(6)	Alon Israel has caused, or has agreed to cause, up to $15.0 million of letters of credit to be issued for the benefit of Krotz Springs. Alon Israel has the option to withdraw the $15.0 million of letters of credit and acquire shares of preferred stock of Alon Refining Louisiana, Inc. (“Alon Louisiana”), a subsidiary of Alon, in an amount equal to such withdrawn letters of credit. The shares of Alon Louisiana’s preferred stock acquired upon withdrawal of the $15.0 million of letters of credit are exchangeable under certain circumstances for shares of Alon common stock. Additionally, Alon has an option to issue shares of Alon common stock to Alon Israel in satisfaction of the payment obligations under promissory notes to be issued by a subsidiary of Alon in the event of a draw of any of the $15.0 million of letters of credit. For more information, see “Certain Relationships and Related Party Transactions—Transactions with Management and Others—Transactions with Alon Israel—Alon Louisiana Preferred Stock Purchase Agreement” and “Certain Relationships and Related Party Transactions—Transactions with Management and Others—Transactions with Alon Israel—Stockholders Agreement.”

(7)	Africa-Israel Investments Ltd., or Africa Israel, filed a Schedule 13D/A on March 1, 2010 reporting that Africa Israel beneficially owned 6,255,313 shares of Alon common stock, which includes 2,579,774 shares held directly by Africa Israel and up to 3,675,539 shares underlying an option exercisable by Africa Israel during certain exercise windows, and which is mandatorily exercisable on July 1, 2011 if not exercised prior thereto. The option may only be exercised one time by Africa Israel, for all shares of Alon common stock issuable thereunder, during one of the following exercise periods: (a) during the first five trading days of the trading period window for Alon common stock on or after January 1, 2010; (b) during the first five trading days of the trading period window for Alon common stock on or after July 1, 2010; or (c) during the first five trading days of the trading period window for Alon common stock on or after January 1, 2011. To the extent Africa Israel exercises the option during one of the exercise windows that is prior to the mandatory exercise date on July 1, 2011, the number of shares to be issued will be less than 3,675,539.

According to Africa Israel’s Schedule 13D/A filed on March 1, 2010, it has sole investment and voting power over 6,255,313 shares of Alon common stock and, due to the right of first offer provided by Africa Israel to Alon Israel under a share exchange agreement, Africa Israel may be deemed to share investment and voting power over the 6,255,313 shares of Alon common stock with Alon Israel. Each of Lev Leviev, Izzy Cohen, Chaim Erez, Avinadav Grinshpon, Eitan Haber, Shmuel Shkedi, Rami Guzman, Zipora Samet, Jacques Zimmerman, Shaul Dabby, Avi Barzilay, Gidi Kadusi, Ronit Cohen Nissan, Ron Fainaro, Zviya Leviev Eliazarov and Ron Maor, the directors and executive officers of Africa Israel, may be deemed to possess shared investment and voting power over such shares of Alon common stock by virtue of their positions with Africa Israel. Each such director and/or executive officer disclaims beneficial ownership of all such shares. Furthermore, Lev Leviev, as controlling shareholder of Africa Israel, may be deemed to share beneficial ownership (both investment and voting power) of all of the shares of Alon common stock that are held by Africa Israel. Mr. Leviev disclaims beneficial ownership of all of such shares, except to the extent of his pecuniary interest therein.

Africa Israel is a publicly-held Israeli limited liability company that is listed on the TASE. As of March 1, 2011, based on information available to us, Africa Israel is beneficially owned (a) 47.23% by Lev Leviev, an Israeli citizen, and (b) 52.77% by public shareholders. One of Alon’s directors, Avinadav Grinshpon, is a director and Vice Chairman of Africa Israel. The address of Africa Israel is 4 Derech Hahoresh, Yahud, Israel.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and regulations of the SEC thereunder require Alon’s executive officers and directors and persons who own more than ten percent of Alon’s common stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes in ownership with the SEC. Executive officers, directors and persons owning more than ten percent of Alon’s common stock are required by SEC regulations to furnish Alon with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and written representations that no other reports were required for those persons, Alon believes that, during the year ended December 31, 2010, all filing requirements applicable to its executive officers, directors and owners of more than ten percent of Alon’s common stock were satisfied.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
     The Compensation Discussion and Analysis provides a description of the objectives of Alon’s executive compensation policies, a description of the Compensation Committee and a discussion of the material elements of the compensation of each of the executive officers listed below, who are referred to as Alon’s named executive officers:

Name	Title
Jeff D. Morris	Chief Executive Officer
Shai Even	Senior Vice President and Chief Financial Officer
Joseph Israel	Chief Operating Officer
Michael Oster	Senior Vice President of Mergers and Acquisitions
Alan Moret	Senior Vice President of Supply
Objectives of Compensation Policies
     The objectives of Alon’s compensation policies are to attract, motivate and retain qualified management and personnel who are highly talented while ensuring that executive officers and other employees are compensated in a manner that advances both the short and long-term interests of stockholders. In pursuing these objectives, the Compensation Committee believes that compensation should reward executive officers and other employees for both their personal performance and Alon’s performance. In determining compensation levels for Alon’s executive officers, the Compensation Committee considers the scope of an individual’s responsibilities, external competitiveness of total compensation, an individual’s performance, prior experience and current and prior compensation, the performance of Alon and the attainment of financial and strategic objectives.
     Alon’s management provides compensation recommendations to the Compensation Committee; however, the final determination of a compensation package for the named executive officers is made solely by the Compensation Committee, except with respect to the compensation package of Mr. Morris, who is a Compensation Committee member. The compensation package for Mr. Morris is determined by Mr. Wiessman in consultation with the Board, excluding Mr. Morris. Alon does not currently engage any consultants relating to executive and/or director compensation practices. The Compensation Committee may consider the compensation practices of other companies when making a determination; however, Alon does not benchmark its compensation packages to any particular company or group of companies.
Compensation Program Elements
     Alon compensates its employees and named executive officers through a combination of base salary, annual bonuses and awards granted pursuant to the 2005 Incentive Compensation Plan. The Compensation Committee considers each element of Alon’s overall compensation program applicable to an employee or named executive officer when making any decision affecting that employee’s or named executive officer’s compensation. The particular elements of Alon’s compensation program are explained below.
     Base Salaries. Base salary levels are designed to attract and retain highly qualified individuals. Each executive officer, other than Mr. Morris, is eligible to participate with Alon’s other employees in an annual program for merit increases to the executive’s base salary. Pursuant to this program, each officer’s performance is evaluated annually utilizing a number of factors divided into three categories: (i) individual performance objectives and results, (ii) competencies in core skills and knowledge, and (iii) professional development. Each executive officer reviews his evaluation with Mr. Morris and individualized performance objectives for the following year are established. Based on the results of these evaluations, each executive officer receives an overall score that is considered by the Compensation Committee when determining any increase in base compensation. The precise amount of any increase in base compensation varies based on the executive’s current level of compensation when compared to others in the

Company at the same pay grade and the results of the annual evaluation. The Compensation Committee may also consider available information on prevailing compensation levels for executive-level employees at comparable companies in Alon’s industry.
     The 2010 salaries of the named executive officers of Alon are included in “Executive Compensation — Summary Compensation Table 2010.”
     During 2010, Messrs. Even, Israel and Oster received a base salary increase as a result of the Compensation Committee’s annual review process. Base salaries for Alon’s named executive officers in 2010 and the amount of base salary increase from 2009 were as follows:

	Amount of Base Salary
Name	Increase from 2009	2010 Base Salary
Jeff D. Morris	—	$333,100
Shai Even	$27,000	300,000
Joseph Israel	26,000	288,500
Michael Oster	30,000	255,000
Alan Moret	—	318,101
     Annual Bonuses. Executive officers and key employees may be awarded bonuses outside the plans described herein based on individual performance and contributions.
     Bonus Plans. The Board has approved three annual bonus plans pursuant to the 2005 Incentive Compensation Plan (collectively, the “Bonus Plans”). Annual cash bonuses under the Bonus Plans are distributed to eligible employees each year based on the previous year’s performance. Bonuses were paid to certain eligible employees in the third quarter of 2010 based on performance during Alon’s 2009 fiscal year and if bonuses are payable based on performance during Alon’s 2010 fiscal year, we expect such bonuses to be paid in the second quarter of 2011. Each of the Bonus Plans contains the same plan elements, which are described below. Participation in the Bonus Plans is based on the location of each employee as follows: (i) Alon’s refining and marketing employees and Big Spring refinery employees are eligible to participate in one plan based primarily on the performance of Alon’s Big Spring refinery, (ii) the employees of Alon’s Paramount Petroleum Corporation subsidiary are eligible to participate in a second plan based primarily on the performance of Alon’s California refineries, and (iii) the employees at the Krotz Springs refinery are eligible to participate in the third plan based primarily on the performance of Alon’s Krotz Springs refinery. The bonus potential for Alon’s named executive officers is based 33.3% on the bonus plan for employees of Alon’s Big Spring refinery, 33.3% on the bonus plan for employees of the California refineries and 33.3% on the bonus plan for employees of the Krotz Springs refineries. Under each of the Bonus Plans, bonus payments are based 37.5% on meeting or exceeding target reliability measures, 37.5% on meeting or exceeding target free cash flow measures and 25% on meeting or exceeding target safety and environmental objectives. The bonus pool available under each Bonus Plan is limited to 20% of the aggregate direct salary expenses of the employees eligible to participate in such plan for the applicable year. The bonus potential for Alon’s named executive officers ranges from 65% to 100% of the respective executive officer’s base salary, as established in each executive officer’s employment agreement.
     The Compensation Committee believes that the Bonus Plans provide motivation for the eligible employees to attain Alon’s financial objectives as well as refinery reliability and environmental and safety objectives, which have been designed to benefit Alon in both the long- and short-term.
     In addition to cash bonuses paid under the Bonus Plans, the Compensation Committee awards cash bonuses from time to time to recognize exemplary results achieved by employees and named executive officers. The amount of any such cash bonus is determined based on the recipient’s pay grade, contribution to the project or result and the benefit to Alon from the recipient’s efforts.
     2005 Incentive Compensation Plan. In July 2005, the Board approved the Alon USA Energy, Inc. 2005 Incentive Compensation Plan, and the stockholders approved such plan at Alon’s 2006 annual meeting of stockholders. In 2010, the Board approved an amendment and restatement to such plan and the stockholders approved such amendment and restatement at Alon’s 2010 annual meeting of stockholders. Alon refers to such amended and restated plan as the Alon USA Energy, Inc. Amended and Restated 2005 Incentive Compensation Plan, or the 2005 Incentive Compensation Plan. The 2005 Incentive Compensation Plan is a component of Alon’s overall executive incentive compensation program. The 2005 Incentive Compensation Plan permits the granting of awards in the form of options to purchase common stock, stock appreciation rights, restricted shares of common stock, restricted stock units, performance shares, performance units and senior executive plan bonuses to Alon’s directors, officers and key employees. The Compensation Committee believes that the award of equity-based compensation pursuant to the 2005 Incentive Compensation Plan aligns executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return. The Compensation Committee also utilizes equity-based compensation with multi-year vesting periods for purposes of executive officer retention. The specific amount of equity-based grants is determined by the Compensation Committee primarily by reference to an employee’s level of authority within Alon. Typically, all executive officers of the same level receive awards that are comparable in amount. To date, Mr. Morris has not participated in grants under the 2005 Incentive Compensation Plan. The grant of restricted shares of common stock and similar equity-based awards also allows Alon’s directors, officers and key employees to develop and maintain a long-term ownership position in Alon. The 2005 Incentive Compensation Plan is currently administered, in the case of awards to participants subject to Section 16 of the Exchange Act, by the Board and, in all other cases, by the Compensation Committee. Subject to the terms of the 2005 Incentive Compensation Plan, the Compensation Committee and the Board have the full authority to select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the 2005 Incentive Compensation Plan. Awards may be made under the 2005 Incentive Compensation Plan to eligible directors, officers and employees of Alon and its subsidiaries, provided that awards qualifying as incentive stock options, as defined under the Internal Revenue Code of 1986, as amended, or the Code, may be granted only to employees.
     Option Plans. On August 1, 2000, the board of directors of each of Alon Operating and Alon Assets adopted a stock option plan (collectively, the “Option Plans”), each of which were approved by the stockholders of Alon Operating and Alon Assets, as applicable, in June 2001. The Option Plans authorized grants of options to purchase up to 16,154 shares of Alon Assets and 6,066 shares of Alon Operating. No further options may be granted under the Option Plans. All stock options granted under the Option Plans had ten-year terms. Each year a portion of the options are subject to accelerated vesting and become fully exercisable if Alon achieves certain financial performance and debt service criteria. Upon exercise, Alon will reimburse the optionholder for the exercise price of the shares and under certain circumstances the related federal and state taxes (gross up-liability). As of March 1, 2011, all shares have vested and been exercised under the Option Plans.
     Perquisites. During 2010, Messrs. Even, Israel and Oster received vehicle allowances. Alon’s use of perquisites as an element of compensation is limited in scope and amount. Alon does not view perquisites as a significant element of compensation but does believe that in certain circumstances they can be used in conjunction with base salary to attract, motivate and retain qualified management and personnel in a competitive environment.
     Retirement Benefits. Retirement benefits to Alon’s senior management, including Alon’s named executive officers, are currently provided through one of Alon’s 401(k) plans and the Alon USA Pension Plan, or the Alon Pension Plan, each of which are available to most Alon employees, and the Alon USA Energy, Inc. Benefits Restoration Plan, or Benefits Restoration Plan, which provides additional pension benefits to Alon’s highly compensated employees. Employees, including senior management, who do not participate in the Alon Pension Plan are eligible to receive company matching of employee contributions into the 401(k) plan in which they participate of up to 6% of the employee’s base salary. The Alon Pension Plan and Benefits Restoration Plan are discussed more fully below in the “2010 Pension Benefits” table included in this Proxy Statement.
Employment Agreements
     As discussed more fully below in “Employment Agreements and Change of Control Arrangements,” Alon has entered into employment agreements with Messrs. Morris, Even, Israel, Oster and Moret. Alon’s decision to enter into employment agreements and the terms of those agreements were based on the facts and circumstances at the time and an analysis of competitive market practices.

Methodology of Establishing Compensation Packages
     The Compensation Committee does not adhere to any specified formula for determining the apportionment of executive compensation between cash and non-cash awards. The Compensation Committee attempts to design each compensation package to provide incentive to achieve Alon’s performance objectives, appropriately compensate individuals for their experience and contributions and secure the retention of qualified employees. This is accomplished through a combination of the compensation program elements and, in certain instances, through specific incentives not generally available to all Alon employees.
Chief Executive Officer Compensation
     The annual compensation of Alon’s Chief Executive Officer, Jeff D. Morris, is determined by Mr. Wiessman in consultation with the Board based on the compensation principles and programs described above. In establishing Mr. Morris’ annual compensation, Mr. Morris’ stock ownership and the dividends he receives as a result of such ownership in Alon Assets and Alon Operating, two subsidiaries of Alon, are taken into account. This ownership is described in footnote 2 to the “Security Ownership of Certain Beneficial Holders and Management” table included in this Proxy Statement.
     All cash compensation paid to Mr. Morris in 2010 is reflected in the “Summary Compensation Table” set forth in this Proxy Statement. Mr. Morris did not receive grants or other awards under the 2005 Incentive Compensation Plan in 2010.
Stock Ownership Policy
     Alon does not require its directors or executive officers to own shares of Alon stock.
Section 162(m)
     Under Section 162(m) of the Code, compensation paid to the Chief Executive Officer or any of the other four most highly compensated individuals in excess of $1,000,000 may not be deducted by Alon in determining its taxable income. This deduction limitation does not apply to certain “performance based” compensation. The Board does not currently intend to award levels of non-performance based compensation that would exceed $1,000,000; however, it may do so in the future if it determines that such compensation is in the best interest of Alon and its stockholders.

Summary Compensation Table
     The following table provides a summary of the compensation awarded to, earned by or paid to Messrs. Morris and Even, Alon’s principal executive officer (PEO) and principal financial officer (PFO), respectively, and Messrs. Israel, Oster and Moret, Alon’s three other most highly compensated executive officers. Alon refers to these individuals as its named executive officers.
2010 SUMMARY COMPENSATION TABLE

						Change in
						Pension Value
						and
						Nonqualified
					Non-Equity	Deferred
				Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Compensation	Earnings	Compensation		Total
Position	Year	($)	($) (1)	($) (2)	($) (3)	($) (4)	($)		($)
Jeff D. Morris Chief Executive Officer	2010	333,100	—	—	—	412,501	370,383	(5)	1,115,984
(PEO)	2009	333,100	—	—	—	348,370	11,498		692,968

	2008	307,233	—	—	—	669,950	341,923		1,319,106

Shai Even Senior Vice President and	2010	281,100	175,000	14,541	—	40,210	650	(6)	511,501
Chief Financial Officer (PFO)	2009	268,300	300,000	—	—	27,867	1,136		597,303
	2008	246,190	240,000	—	26,403	32,227	22,682		567,502

Joseph Israel Chief Operating Officer	2010	270,300	150,000	14,541	—	38,261	1,241	(7)	474,343
	2009	257,981	262,500	—	—	30,568	994		552,043

	2008	231,198	180,000	—	38,148	44,670	23,177		517,193

Michael Oster Senior Vice President of	2010	235,962	167,000	7,270	—	27,765	1,820	(6)	439,817
Mergers and Acquisitions	2009	225,000	260,000	—	—	22,199	1,210		508,409

	2008	215,381	150,000	—	23,099	29,021	11,095		428,596

Alan Moret	2010	330,337	100,000	14,541	—	—	39,170	(9)	484,048
Senior Vice President of Supply (8)

(1)	This column reflects performance based bonuses awarded to the named executive officers for the fiscal year in which such amounts are earned, regardless of when paid.

(2)	This column reflects the value of the awards based on aggregate grant date fair value determined in accordance with Financial Accounting Standards Board, Accounting Standard Codification 718, Stock Compensation, and does not reflect amounts the named executive officer has actually realized during the fiscal year.

Pursuant to the 2005 Incentive Compensation Plan, on January 25, 2010 Alon made grants of (a) 10,000 Stock Appreciation Rights (SARs) to each of Messrs. Even, Israel and Moret and (b) 5,000 SARs to Mr. Oster. The

January 25, 2010 SARs have a grant price of $16.00 per share and vest as follows: 50% on December 10, 2011, 25% on December 10, 2012 and 25% on December 10, 2013 and are exercisable during the 365-day period following the date of vesting. When exercised, SARs are convertible into shares of Alon common stock, the number of which will be determined at the time of exercise by calculating the difference between the closing price of Alon common stock on the exercise date and the grant price of the SARs (the “Spread”), multiplying the Spread by the number of SARs being exercised and then dividing the product by the closing price of Alon common stock on the exercise date.

(3)	The amounts shown under Non-Equity Incentive Plan Compensation reflect earnings by the named executive officers under Alon’s Bonus Plans for the fiscal year in which such amounts are earned, regardless of when paid. Bonuses under Alon’s Bonus Plans are generally paid during the second quarter of the fiscal year following the end of the fiscal year in which they are earned. Bonuses were paid under Alon’s Bonus Plans during the second quarter of 2009 to the named executive officers as a result of performance 2008, but no bonuses were paid under Alon’s Bonus Plans to the named executive officers as a result of performance during 2009. The amount of bonuses to be paid under Alon’s Bonus Plans to the named executive officers as a result of Alon’s performance in 2010, if any, cannot presently be determined. It is estimated that such determination will be made in the second quarter of 2011, at which time the bonus amounts, if any, will be disclosed by Alon in a Current Report on Form 8-K.

(4)	Reflects the aggregate change in actuarial present value of the named executive officer’s accumulated benefit under the Alon USA GP, LLC Pension Plan and Benefits Restoration Plan calculated by (a) assuming mortality according to RP-2000 Combined Mortality Table published by the Society of Actuaries and (b) applying a discount rate of 6.46% per annum to determine the actuarial present value of the accumulated benefit at December 31, 2008, of 6.07% per annum to determine the actuarial present value of the accumulated benefit at December 31, 2009 of 5.93% per annum to determine the actuarial present value of the accumulated benefit at December 31, 2010.

(5)	Reflects a tax gross-up payment of $129,634 made in connection with the vesting and exercise of options to purchase shares of Alon Assets and Alon Operating under the Option Plans and $240,749 of cash payment made on behalf of Mr. Morris under the Option Plans for reimbursement of the exercise price of option to purchase shares of Alon Assets and Alon Operating exercised durning the 2010 fiscal year.

(6)	Reflects a vehicle allowance.

(7)	Reflects $997 of a vehicle allowance and $264 for health club reimbursement.

(8)	Mr. Moret became a named executive officer of Alon in 2010.

(9)	Reflects $24,470 of unused vacation payments made pursuant to Mr. Moret’s employment agreement and $14,700 of 401(k) matching contribution.

Employment Agreements and Change of Control Arrangements
     Jeff D. Morris. Alon is party to an Executive Employment Agreement with Jeff Morris, the initial term of which was through April 30, 2003, and the term of which automatically renews for one-year terms unless terminated by either party. Mr. Morris currently receives a base salary of $333,100 per year and is eligible for annual merit increases. Under his employment agreement, Mr. Morris is entitled to participate in Alon’s annual cash bonus plans, pension plan and benefits restoration plan and the Option Plans. Additionally, Alon is required to provide Mr. Morris with additional benefits to the extent such benefits are made available to other employees, including disability, hospitalization, medical and retiree health benefits and life insurance. Mr. Morris is subject to a covenant not to compete during the term of his employment and for nine months after the date of his termination. In the event that Mr. Morris is terminated without Cause (as defined in the agreement) or resigns upon at least 30 days’ prior written notice for Good Reason (as defined in the agreement) he will be entitled to receive his base salary through the termination date, the prorated share of his annual bonus and a severance payment equal to nine months’ base salary. This agreement also prohibits Mr. Morris from disclosing Alon’s proprietary information received through his employment.
     In the event of a change in control of Alon Assets or Alon Operating in which the equity securities owned by Mr. Morris in Alon Assets or Alon Operating (whether actually or contingently owned) are included, which occurs after the termination of Mr. Morris’ employment by us without cause or by Mr. Morris for good reason, Mr. Morris is entitled to receive a cash bonus in the amount of 8% of the amount by which the aggregate implied equity value of Alon Assets and Alon Operating exceeds $20.0 million. The percentage due to Mr. Morris is subject to adjustment based on the number of shares of common stock owned by Mr. Morris that vest prior to any change of control transaction, and the implied equity value of Alon Assets or Alon Operating, as the case may be, is subject to a minimum estimated value based on the year in which the change of control occurs.
     Shai Even. Alon is a party to an Executive Employment Agreement with Shai Even, the initial term of which was through August 1, 2006, and the term of which automatically renews for one-year terms unless terminated by either party. Mr. Even currently receives a base salary of $300,000 per year and is eligible for annual merit increases. Under his employment agreement, Mr. Even is entitled to participate in Alon’s annual cash bonus plans, pension plan and benefits restoration plan. Additionally, Alon is required to provide Mr. Even with additional benefits to the extent such benefits are made available to other employees, including disability, hospitalization, medical and retiree health benefits and life insurance. Mr. Even is subject to a covenant not to compete during the term of his employment. In the event that Mr. Even is terminated without Cause (as defined in the agreement) or resigns upon at least 30 days’ prior written notice for Good Reason (as defined in the agreement), he will be entitled to receive his base salary through the termination date, the prorated share of his annual bonus and a severance payment equal to nine months’ base salary. This agreement also prohibits Mr. Even from disclosing Alon’s proprietary information received through his employment.
     Joseph Israel. Alon is party to a Management Employment Agreement with Joseph Israel, the initial term of which was through April 30, 2010, and the term of which automatically renews for one-year terms unless terminated by either party. Mr. Israel currently receives a base salary of $288,500 per year and is eligible for annual merit increases. Under his employment agreement, Mr. Israel is entitled to participate in Alon’s annual cash bonus plans, pension plan and benefits restoration plan. Additionally, Alon is required to provide Mr. Israel with additional benefits to the extent such benefits are made available to other employees, including disability, hospitalization, medical and retiree health benefits and life insurance. Mr. Israel is subject to a covenant not to compete during the term of his employment. In the event that Mr. Israel is terminated without Cause (as defined in the agreement) or resigns upon at least 30 days’ prior written notice for Good Reason (as defined in the agreement), he will be entitled to receive his base salary through the termination date, the prorated share of his annual bonus and a severance payment equal to nine months’ base salary. This agreement also prohibits Mr. Israel from disclosing Alon’s proprietary information received through his employment.
     Michael Oster. Alon is party to a Management Employment Agreement with Michael Oster, the initial term of which was through January 1, 2006, and the term of which automatically renews for one-year terms unless terminated by either party. Mr. Oster currently receives a base salary of $255,000 per year and is eligible for annual merit increases. Under his employment agreement, Mr. Oster is entitled to participate in Alon’s annual cash bonus plans, pension plan and benefits restoration plan. Additionally, Alon is required to provide Mr. Oster with additional benefits to the extent such benefits are made available to other employees, including disability, hospitalization, medical and retiree health benefits and life insurance. Mr. Oster is subject to a covenant not to compete during the term of his employment. In the event that Mr. Oster is terminated without Cause (as defined in the agreement) or resigns upon at least 30 days’ prior written notice for Good Reason (as defined in the agreement), he will be entitled to receive his base salary through the termination date, the prorated share of his annual bonus and a severance payment equal to nine months’ base salary. This agreement also prohibits Mr. Oster from disclosing Alon’s proprietary information received through his employment.
     Alan Moret. Alon is party to an Employment Agreement with Alan Moret, the initial term of which was through November 2005, and the term of which automatically renews for one-year terms unless terminated by either party. Mr. Moret currently receives a base salary of $318,101 per year and is eligible for annual merit increases. Under his employment agreement, Mr. Moret is entitled to participate in Alon’s annual cash bonus plans and a 401(k) plan with matching contribution from Alon of up to 6% of Mr. Moret’s base salary. Additionally, Alon is required to provide Mr. Moret with additional benefits to the extent such benefits are made available to other employees, including disability, hospitalization, medical and retiree health benefits and life insurance. In the event that (i) Mr. Moret is terminated without Cause (as defined in the agreement), (ii) Alon does not elect to extend the employment term (as defined in the agreement) or (iii) Mr. Moret resigns upon at least 90 days’ prior written notice for Good Reason (as defined in the agreement), he will be entitled to receive any earned but unpaid annual bonus as of the date of termination for the previous year and a severance payment equal to four years’ base salary, provide that, he will receive an additional years’ base salary if Alon terminates his employment prior to the then effective employment term. In the event that Mr. Moret’s employment is terminated due to death or disability (as defined in the agreement), he will be entitled to receive any earned but unpaid annual bonus as of the date of termination for the previous year, the prorated share of his annual bonus for the current year and a severance payment equal to four years’ base salary. This agreement also prohibits Mr. Moret from disclosing Alon’s proprietary information received through his employment.
     The following table sets forth the payments that each of the named executive officers could receive upon the occurrence of any of the events described below. The payments set forth in the table are based on the assumption that the event occurred on December 31, 2010, Alon’s last business day in 2010. The amounts shown in the table do not include payments and benefits, such as accrued salary, accrued vacation and insurance and pension benefits, to the extent that they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

Name	Event	Cash Severance ($)		SARs ($) (1)	Total ($)
Jeff D. Morris	Death or Disability	—		—	—

	Termination, Resignation or Change of Control	$249,825	(2)	—	249,825

Shai Even	Death or Disability	—		0	—

	Termination, Resignation or Change of Control	225,000	(3)	0	225,000

Joseph Israel	Death or Disability	—		0	—

	Termination, Resignation or Change of Control	216,375	(4)	0	216,375

Michael Oster	Death or Disability	—		0	—

	Termination, Resignation or Change of Control	191,250	(5)	0	191,250

Alan Moret	Death or Disability	1,272,404	(6)	0	1,272,404

	Termination, Resignation or Change of Control	1,272,404	(7)	0	1,272,404

(1)	Reflects the value of SARs granted pursuant to the 2005 Incentive Compensation Plan assuming that all such SARs became vested and exercisable on December 31, 2010. SARs granted to named executive officers vest immediately upon the executive’s termination due to disability or death. The closing market price of Alon’s common stock on the NYSE on December 31, 2010 was $5.98, which was lower than the $16.00 and $28.46 exercise prices for the January 25, 2010 and March 7, 2007 SARs and, as a result, a value of $0 is reflected for the SARs.

(2)	Pursuant to his employment agreement, in the event that Mr. Morris is terminated without Cause (as defined in the agreement), resigns for Good Reason (as defined in the agreement) or, if upon a change in control his employment agreement is not assumed by the acquiring person, he will be entitled to receive a severance payment equal to nine months’ base salary. In the event of a change in control of Alon Assets or Alon Operating in which the equity securities owned by Mr. Morris in Alon Assets or Alon Operating (whether actually or contingently owned) are included which occurs after the termination of Mr. Morris’ employment by us without cause or by Mr. Morris for good reason, Mr. Morris is entitled to receive a cash bonus in the amount of 8% of the amount by which the aggregate implied equity value of Alon Assets and Alon Operating exceeds $20.0 million. The percentage due to Mr. Morris is subject to adjustment based on the number of shares of common stock owned by Mr. Morris that vest prior to any change of control transaction, and the implied equity value of Alon Assets or Alon Operating, as the case may be, is subject to a minimum estimated value based on the year in which the change of control occurs.

(3)	Pursuant to his employment agreement, in the event that Mr. Even is terminated without Cause (as defined in the agreement), resigns for Good Reason (as defined in the agreement) or, if upon a change in control his employment agreement is not assumed by the acquiring person, he will be entitled to receive a severance payment equal to nine months’ base salary.

(4)	Pursuant to his employment agreement, in the event that Mr. Israel is terminated without Cause (as defined in the agreement), resigns for Good Reason (as defined in the agreement) or, if upon a change in control his employment agreement is not assumed by the acquiring person, he will be entitled to receive a severance payment equal to nine months’ base salary.

(5)	Pursuant to his employment agreement, in the event that Mr. Oster is terminated without Cause (as defined in the agreement), resigns for Good Reason (as defined in the agreement) or, if upon a change in control his employment agreement is not assumed by the acquiring person, he will be entitled to receive a severance payment equal to nine months’ base salary.

(6)	Pursuant to his employment agreement, in the event that Mr. Moret is terminated for disability or death, he will be entitled to receive a severance payment equal to four years’ base salary.

(7)	Pursuant to his employment agreement, in the event that (i) Mr. Moret is terminated without Cause (as defined in the agreement), (ii) Alon does not elect to extend the employment term (as defined in the agreement) or (iii) Mr. Moret resigns upon at least 90 days’ prior written notice for Good Reason (as defined in the agreement), he will a severance payment equal to four years’ base salary, provided that, he will receive an additional year’s base salary if Alon terminates his employment prior to the end of the then-effective employment term.

Grants of Plan-Based Awards
     The following table provides a summary of the grants of plan-based awards made to the named executive officers during the last completed fiscal year.
2010 GRANTS OF PLAN-BASED AWARDS

			All Other
			Option		Grant Date
			Awards:	Exercise or	Fair Value
			Number of	Base Price	of Stock and
			Securities	of Option	Option
			Underlying	Awards	Awards
			Options	($/Sh)	($)
Name	Board Action Date	Grant Date	(1)	(2)	(3)
Jeff D. Morris	—	—	—	—	—
Shai Even	December 10, 2009	January 25, 2010	10,000	16.00	14,541
Joseph Israel	December 10, 2009	January 25, 2010	10,000	16.00	14,541
Michael Oster	December 10, 2009	January 25, 2010	5,000	16.00	7,270
Alan Moret	December 10, 2009	January 25, 2010	10,000	16.00	14,541

(1)	Reflects SARs granted pursuant to the 2005 Incentive Compensation Plan on January 25, 2010, as more fully described in Note 1 to the “Summary Compensation Table” above.

(2)	The Board of Directors of Alon determined that an exercise price above the trading price of Alon’s common stock at the time of grant was appropriate to align executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return.

(3)	This column reflects the value of the awards based on aggregate grant date fair value determined in accordance with U.S. GAAP and does not reflect amounts the named executive officer has actually realized during 2010.

Outstanding Equity Awards at Fiscal Year-End
     The following table provides a summary of equity awards granted to the named executive officers that were outstanding at the end of Alon’s last completed fiscal year, and includes, if applicable, any unexercised options, stock that has not vested and equity incentive plan awards.
2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
	Number of
	Securities	Number of
	Underlying	Securities
	Unexercised	Underlying			Option
	Options	Unexercised Options		Option Exercise	Expiration
Name	Exercisable (#)	Unexercisable (#)		Price ($)	Date
Jeff D. Morris	—	—		—	—

Shai Even	24,999 (1)	8,334	(1)	(3)	(5)
	—	10,000	(2)	(4)	(6)

Joseph Israel	24,999 (1)	8,334	(1)	(3)	(5)
	—	10,000	(2)	(4)	(6)

Michael Oster	7,500 (1)	2,500	(1)	(3)	(5)
	—	5,000	(2)	(4)	(6)

Alan Moret	15,000 (1)	5,000	(1)	(3)	(5)
	—	10,000	(2)	(4)	(6)

(1)	Reflects SARs granted pursuant to the 2005 Incentive Compensation Plan to each of Messrs. Even, Israel, Oster and Moret on March 7, 2007. The SARs granted on March 7, 2007 vested as follows: 50% on March 7, 2009, 25% on March 7, 2010 and 25% on March 7, 2011. Therefore, as of December 31, 2010, 75% of the shares had vested and as of March 7, 2011 all shares have vested.

(2)	Reflects SARs granted pursuant to the 2005 Incentive Compensation Plan to each of Messrs. Even, Israel, Oster and Moret on January 25, 2010. The SARs granted on January 25, 2010 vest as follows: 50% on December 10, 2011, 25% on December 10, 2012 and 25% on December 10, 2013. Therefore, as of December 31, 2010, no shares have vested.

(3)	The SARs granted on March 7, 2007 have a grant price of $28.46 per share.

(4)	The SARs granted on January 25, 2010 have a grant price of $16.00 per share.

(5)	The SARs granted on March 7, 2007 may be exercised during the 3-year period following the applicable date of vesting. When exercised, SARs are convertible into shares of Alon common stock, the number of which will be determined at the time of exercise by calculating the Spread, multiplying the Spread by the number of SARs being exercised and then dividing the product by the closing price of Alon common stock on the exercise date.

(6)	The January 25, 2010 SARs may be exercised during the 1-year period following the applicable date of vesting. When exercised, SARs are convertible into shares of Alon common stock, the number of which will be determined at the time of exercise by calculating the Spread, multiplying the Spread by the number of SARs being exercised and then dividing the product by the closing price of Alon common stock on the exercise date.

Option Exercises and Stock Vested
     The following table provides a summary of each vesting of stock, including restricted stock, restricted stock units and similar instruments, during Alon’s last completed fiscal year for each of the named executive officers on an aggregated basis. During the fiscal year ended December 31, 2010, and except as described in note 1 to the table below, there were no exercises of stock options, SARs or similar instruments.
2010 Option Exercises and Stock Vested

Option Awards
Number of Shares
	Acquired on Exercise	Value Realized on Exercise
Name	(#)	($)
Jeff D. Morris	—	(1)
Shai Even	—	—
Joseph Israel	—	—
Michael Oster	—	—
Alan Moret	—	—

(1)	Pursuant to the Option Plans, Mr. Morris exercised options to purchase 1,750.19 and 657.3 shares of Alon Assets and Alon Operating, respectively, during 2010. There is no public market for these shares and therefore Alon cannot compute the value realized by Mr. Morris on exercise. Each option to purchase a share of Alon Assets and Alon Operating has an exercise price of $100. See Note 5 to the “Summary Compensation Table” above for a description of the cash payments made on behalf of Mr. Morris under the Option Plans for reimbursement of the exercise price of the options to purchase such shares. Alon did not recognize any compensation expense for Mr. Morris’ options in 2010. In Alon’s audited consolidated financial statements included in Alon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, Alon reports the intrinsic value of all options exercised under the Option Plans in 2010. Mr. Morris’ portion of this intrinsic value was $1,206,749 for 2010. For additional information about the intrinsic value calculation see Note 19(b) to the audited consolidated financial statements of Alon included in Alon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

The following table provides a summary of each plan that provides for payments or other benefits at, following, or in connection with retirement, with respect to our named executive officers.
2010 PENSION BENEFITS

			Present
			Value of
		Number of Years	Accumulated
		Credited Service	Benefit
Name	Plan Name	(#)	($)
Jeff D. Morris (1)	Alon Pension Plan	36.7	$1,611,503
	Benefits Restoration Plan	36.7	2,574,936

Shai Even	Alon Pension Plan	7.4	118,510
	Benefits Restoration Plan	7.4	40,483

Joseph Israel	Alon Pension Plan	10.3	147,496
	Benefits Restoration Plan	10.3	54,571

Michael Oster	Alon Pension Plan	7.9	106,912
	Benefits Restoration Plan	7.9	21,078

Alan Moret (2)	—	—	—

(1)	For purposes of the Alon Pension Plan, and pursuant to Mr. Morris’ employment agreement with Alon, Mr. Morris was credited with approximately 26 years of additional service based on his employment history with Atofina Petrochemicals, Inc., or Fina. Fina was the prior owner and operator of the refinery located in Big Spring, Texas which was acquired by Alon in 2000.

(2)	Mr. Moret does not participate in a plan that provides for payment or other benefits in connection with retirement.
     Employees who participate in the Alon Pension Plan make no contributions to the pension plan. A participating employee becomes vested in the Alon Pension Plan once that employee has completed five full years of employment, assuming a minimum of 1,000 hours of service per year. After becoming vested, a participating employee has a non-forfeitable right to his vested retirement benefit. A participant’s compensation for purposes of determining benefits under the Alon Pension Plan includes salary, bonus and overtime pay. The bonus amount does not include bonuses paid to Alon’s executives in connection with the Option Plans of Alon Assets or Alon Operating. The normal retirement age under the Alon Pension Plan is 65.
     Alon also provides additional pension benefits to Alon’s highly compensated employees through Alon’s Benefits Restoration Plan. If an employee is a participant in the Alon Pension Plan and is subject to the limitation on compensation pursuant to Section 401(a)(17) or 415 of the Code, then the employee can participate in the benefits restoration plan and is eligible for a benefit equal to the benefit that would be payable under the Alon Pension Plan but for the limitations on compensation less the benefit actually payable under the Alon Pension Plan. The Benefits Restoration Plan is unfunded and vests on the same schedule as the Alon Pension Plan.

     The following table provides the estimated annual benefits payable to eligible employees upon retirement under the Alon Pension Plan, based on the eligible employee’s average annual compensation level at retirement and credited years of service. The average annual compensation level is based on averaging the highest 36 months of pay out of the 10 years prior to the employee leaving Alon.

	Pension Plan Table (1) (2)
	Years of Service
Compensation Level	15	20	25	30	35
$125,000	$30,938	$41,250	$51,563	$61,875	$72,188
150,000	37,125	49,500	61,875	74,250	86,625
175,000	43,313	57,750	72,188	86,625	101,063
200,000	49,500	66,000	82,500	99,000	115,500
225,000	55,688	74,250	92,813	111,375	129,938
250,000	61,875	82,500	103,125	123,750	144,375
300,000	74,250	99,000	123,750	148,500	173,250
400,000	99,000	132,000	165,000	198,000	231,000
450,000	111,375	148,500	185,625	222,750	259,875
500,000	123,750	165,000	206,250	247,500	288,750

(1)	Pension plan benefits are computed on a straight-line annuity basis.

(2)	The benefits listed in the pension plan table above are subject to a deduction for Social Security benefits.
     The compensation covered by the Alon Pension Plan and the credited years of service with respect to Messrs. Morris, Even, Israel and Oster as of December 31, 2010 are set forth in the table below, assuming retirement at the normal retirement age under the Alon Pension Plan.

	Compensation Covered	Credited Years
Name	by the Pension Plan	of Service
Jeff D. Morris	$585,758	36.7
Shai Even	315,112	7.4
Joseph Israel	319,579	10.3
Michael Oster	282,392	7.9
           As of December 31, 2010, Jeff D. Morris, Alon’s Chief Executive Officer, was eligible for early retirement under the Alon Pension Plan. If Mr. Morris were to elect early retirement under the Alon Pension Plan, he would be eligible to receive an annual benefit of $130,945 and a lump sum payment in the amount of $2,812,384. These benefit amounts are calculated based on an assumed average annual compensation level of $585,758.
Compensation of Directors
     Non-employee directors receive an annual fee of $50,000 and receive an additional fee of $1,500 per meeting attended. Mr. Segal, the chairperson of the Audit Committee, also receives an additional annual fee of $10,000, and each member of the Audit Committee receives an additional fee of $1,500 per Audit Committee meeting attended. In addition, each independent director and each other non-employee director who is not affiliated with Alon Israel or Africa Israel receives $25,000 per year in restricted stock which vests in three equal installments on each of the first, second and third anniversaries of the grant date.
     Mr. Wiessman’s position as Executive Chairman of the Board of Alon is an executive officer position. Alon entered into an agreement with Mr. Wiessman, effective January 1, 2010, pursuant to which he will serve as Alon’s Executive Chairman of the Board through January 1, 2015. Pursuant to this agreement, Alon will pay Mr. Wiessman, through a company owned by him, a fee of $29,172 per month, and Mr. Wiessman will be entitled to participate in the pension plans or non-qualified retirement arrangements, bonus plans and any equity plans of Alon Energy and its subsidiaries (except for the Alon Assets, Inc. 2000 Stock Option Plan and Alon Operating, Inc. 2000 Stock Option Plan) at the same level as other executives. Mr. Wiessman will be entitled to a 5% fee increase at the end of each of the second, third and fourth year of the agreement. Alon will also pay the maintenance and utility costs associated with Mr. Wiessman’s Dallas, Texas residence, provide medical insurance benefits to Mr. Wiessman and reimburse Mr. Wiessman for airfare incurred to transport his family members between Israel and the United States (up to a maximum of eight tickets per year). Mr. Wiessman receives no additional compensation for his services as a director of Alon and did not receive a cash bonus in 2010.
     Alon or Mr. Wiessman may terminate the agreement on six months notice and Mr. Wiessman will be entitled to receive his full compensation and benefits during the notice period. Upon termination of the agreement by Alon following the notice period, Alon will be required to pay Mr. Wiessman (1) a fee equal to the product of (i) 200% of his monthly fee multiplied by (ii) the number of years of Mr. Wiessman’s service with Alon since August 2000 and (2) 12 months of severance. Upon termination of this agreement by Mr. Wiessman following the notice period, Alon will be required to pay Mr. Wiessman a fee equal to the product of (a) 100% of his monthly fee multiplied by (b) the number of years of Mr. Wiessman’s service with Alon since August 2000.
     Mr. Morris, Alon’s Chief Executive Officer, does not receive any compensation in respect of his service as a director of the Company. Mr. Morris’ compensation for his service as Alon’s Chief Executive Officer is described in the “Summary Compensation Table” above.
     The following table provides a summary of the compensation awarded to, earned by or paid to the directors of Alon, other than Messrs. Wiessman and Morris, during the last completed fiscal year.
2010 DIRECTOR COMPENSATION

	Fees Earned	Stock Awards	Total
Name	($)	($) (1)	($)
Itzhak Bader	56,900	—	56,900
Boaz Biran	54,800	—	54,800
Shlomo Even	57,800	—	57,800
Avinadav Grinshpon	50,900	—	50,900
Ron W. Haddock (2)	62,900	25,000	87,900
Yeshayahu Pery	57,800	—	57,800
Zalman Segal (2)	73,800	25,000	98,8000
Avraham Shochat (2)	63,800	25,000	58,8000

(1)	Reflects the aggregate grant date fair value of 3,472 restricted shares of common stock granted to each of Messrs. Haddock, Segal and Shochat on May 4, 2010 determined in accordance with the Financial Accounting Standards Code Topic 718.

(2)	Messrs. Haddock, Segal and Shochat, our independent directors, each receive $25,000 per year in restricted stock which vests in three equal installments on each of the first, second and third anniversaries of the grant date. At December 31, 2010 each director had 5,390 unvested shares restricted stocks.
Compensation Committee Interlocks and Insider Participation
     Alon established a Compensation Committee in 2005 consisting of Jeff D. Morris, Alon’s Chief Executive Officer since May 2005, and David Wiessman, Alon’s Executive Chairman of the Board since July 2000. Mr. Morris was President of Alon from May 2005 until March 2010 and President and Chief Executive Officer of Alon’s subsidiary Alon USA, Inc. since its inception in August 2002 and of Alon’s other operating subsidiaries since July 2000. Mr. Wiessman was Alon’s President and Chief Executive Officer since its formation in 2000 until May 2005.
     Compensation for Alon’s executive officers other than Messrs. Wiessman and Morris is determined by Messrs. Wiessman and Morris, with Mr. Morris’ compensation being determined by Mr. Wiessman in consultation with the Board, excluding Mr. Morris. Mr. Wiessman’s compensation is determined by the Board, excluding Mr. Wiessman. See “Certain Relationships and Related Transactions” for information regarding relationships and transactions involving Alon in which Messrs. Wiessman and Morris had interests.
     None of Alon’s executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Board.

2010 EQUITY COMPENSATION PLAN INFORMATION
     As of December 31, 2010, the 2005 Incentive Compensation Plan was the only compensation plan under which securities of the Company were authorized for issuance. The table below provides information as of December 31, 2010.

Number of shares of
common stock
	Number of shares of		remaining
	common stock to be	Weighted-average	available for future
	issued	exercise	issuance under equity
	upon exercise of	price of outstanding	compensation plans
	outstanding options,	options, warrants and	(excluding securities
Plan Category	warrants and rights	rights	reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	— (1)	n/a	5,100,842
Equity compensation plans not approved by stockholders	—	—	—
Total	—	n/a	5,100,842

(1)	As described in Note 1 to the “Summary Compensation Table”, SARs granted to employees are convertible into shares of Alon common stock, the number of which will be determined at the time of exercise and based in part on the difference between the grant price and the price of Alon common stock at the time of exercise. Based on the closing price of Alon’s common stock on December 31, 2010, no shares would have been issuable in respect of the SARs assuming that all such SARs had been exercisable and as a result, no shares are reflected in this column in respect of the SARs.

COMPENSATION COMMITTEE REPORT
     The Compensation Committee is responsible for establishing and administering Alon’s policies, programs and procedures for determining compensation for its executive officers and Board members. The Compensation Committee has reviewed and discussed with management the contents of the Compensation Discussion and Analysis. Based on this review and discussion, all of the members of the Compensation Committee, whose names are listed below, have recommended to the Board that the Compensation Discussion and Analysis be included in Alon’s annual report on Form 10-K for the year ended December 31, 2010 or proxy statement on Schedule 14A for filing with the SEC.
Members of the Compensation Committee

David Wiessman	Jeff D. Morris
     The foregoing report was submitted by the Compensation Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.
AUDIT COMMITTEE REPORT
     Management is responsible for Alon’s system of internal controls and the overall financial reporting process. Alon’s independent registered public accounting firm is responsible for performing an independent audit of Alon’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and for issuing a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and systems of internal accounting and financial controls.
     The Audit Committee reviewed and discussed with both management and Alon’s independent registered public accounting firm all annual and quarterly financial statements for the fiscal year ended December 31, 2010 prior to their issuance. During 2010, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with U.S. generally accepted accounting principles, and management reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1 AU section 380) as adopted by the Public Company Accounting Oversight Board (United States), including the quality of Alon’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee received the written disclosures and the letter from KPMG LLP, or KPMG, required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and also discussed with KPMG matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from KPMG to the Audit Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Additionally, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of Alon’s internal and disclosure control structure, including its internal control over financial reporting.
     Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, recommended to the Board that it approve the inclusion of Alon’s audited financial statements in Alon’s annual report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.
Members of the Audit Committee

Ron W. Haddock	Zalman Segal	Avraham Shochat
     The foregoing report was submitted by the Audit Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

INDEPENDENT PUBLIC ACCOUNTANTS
     Audit Fees. The aggregate fees billed by KPMG for professional services rendered for the audit of Alon’s annual financial statements, the review of the financial statements included in Alon’s annual reports on Form 10-K and quarterly reports on Form 10-Q were $1,150,000 for the year ended December 31, 2010 and $1,200,000 for the year ended December 31, 2009.
     Audit-Related Fees. The aggregate fees billed by KPMG for assurance and related services related to the performance of audits or review of Alon’s financial statements and not described above under “Audit Fees” were $388,000 for 2010, primarily related to the audit of entities that Alon has acquired, and $423,200 for 2009.
     Tax Fees. No fees were billed by KPMG for professional services rendered for tax compliance, tax advice and tax planning in 2010 and 2009.
     All Other Fees. No fees were billed by KPMG for products and services not described above in 2010 and 2009.
     Pre-Approval Policies and Procedures. In general, all engagements of Alon’s outside auditors, whether for auditing or non-auditing services, must be pre-approved by the Audit Committee. During 2010, all of the services performed for Alon by KPMG were pre-approved by the Audit Committee. The Audit Committee has considered the compatibility of non-audit services with KPMG’s independence and believes the provision of such non-audit services is compatible with KPMG maintaining its independence.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review, Approval or Ratification of Transactions with Related Persons
     Alon’s Corporate Governance Guidelines, which were adopted by the Board on July 7, 2005, require that the Board exercise appropriate oversight with respect to all related-party transactions, including significant business dealings with directors or their affiliates, substantial charitable contributions to organizations with which a director is affiliated, consulting contracts with, or other indirect forms of compensation to, a director, and extension of credit to directors and executive officers. The Board has not adopted specific policies or procedures for review or approval of related-party transactions or potential conflicts of interest. The Board considers any related-party transaction or potential conflict of interest on a case by case basis and in a manner consistent with its fiduciary obligations under applicable Delaware law and all related party transactions are submitted to a committee of disinterested directors for approval. The Board and the respective disinterested directors believe that the following transactions and relationships during 2010 were reasonable and in the best interest of Alon.
Transactions with Management and Others
          Transactions with Alon Israel
     Alon is party to transactions with Alon Israel and certain of its subsidiaries, including Alon Holdings Blue Square-Israel Ltd. (“Blue Square”) and Dor-Alon Energy in Israel (1988) Ltd. (“Dor-Alon”). As of March 1, 2011, Alon Israel was the beneficial owner of approximately 75% of Alon’s outstanding common stock. Alon Israel is the controlling shareholder of Blue Square, which is the controlling shareholder of Dor-Alon. Certain of our directors, including Messrs. Wiessman and Biran, have beneficial ownership interests in Alon Israel as described in footnote 5 to the “Security Ownership of Certain Beneficial Holders and Management” table.
     Convertible Preferred Stock. On October 28, 2010, the Company completed a registered direct offering of 4,000,000 shares of its 8.50% Series A Convertible Preferred Stock, or convertible preferred stock, at $10.00 per share. Alon Israel purchased 3,500,000 shares of the convertible preferred stock in the offering. Dividends accrue on each share of convertible preferred stock at an annual rate of 8.50% of the liquidation preference of the convertible preferred stock of $10.00 per share (equivalent to $0.85 per share per annum). The dividends are payable quarterly in arrears in, at our option, cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock. Unless our stockholders approve Proposal 2 described below, we may not issue shares of the Company’s common stock as payment of dividends on the shares of convertible preferred stock held by Alon Israel in excess of 1% of the outstanding shares of the Company common stock. On December 31, 2010, we issued 88,681 shares of the Company’s common stock to Alon Israel in respect of the fourth quarter 2010 dividend payment on the convertible preferred stock pursuant to the terms of the Certificate of Designation.
     Subject to stockholder approval of Proposal 2 described below, (a) Alon Israel may elect to convert its shares of convertible preferred stock into shares of our common stock at any time at the then applicable conversion rate, and (b) from and after October 28, 2013, upon the occurrence of certain events set forth in the Certificate of Designation, we may, at our option, require that the shares of convertible preferred stock held by Alon Israel and the other holders of convertible preferred stock be automatically converted into a number of shares of our common stock at the then applicable conversion rate. Additional terms of the convertible preferred stock are described below under “Proposal 2 — Approval of Issuance of Alon Common Stock to Alon Israel Oil Company, Ltd. Upon Conversion of, or as Dividend Payments on, 8.50% Series A Convertible Preferred Stock — Convertible Preferred Stock Rights and Preferences.”
     Loan Agreement and Warrants. On February 21, 2011, Alon Brands, Inc., a subsidiary of Alon, and Alon Israel entered into a Loan Agreement, pursuant to which Alon Israel loaned $12.0 million to Alon Brands for general corporate purposes. This loan was part of a $30.0 million mezzanine financing transaction in which the other $18.0 million was provided by unaffiliated third parties. In connection with this loan, the Company would issue to Alon Israel warrants (the “Warrants”) to purchase up to 1,237,113 shares of the Company’s common stock for an aggregate purchase price of up to $12.0 million (as may be adjusted from time to time, the “Warrant Amount”).
     Pursuant to the terms of the Loan Agreement, the principal amount of the loan will be repaid to Alon Israel in four equal annual payments beginning on March 14, 2013 and ending on March 14, 2016; provided, however, that each scheduled principal payment will automatically be postponed to March 14, 2016 unless Alon Israel notifies Alon Brands in writing, at least 30 days prior to the date of a scheduled principal payment, of its election not to postpone such scheduled payment. Pursuant to the terms of the Warrant Agreement, if Alon Israel elects not to postpone a scheduled principal payment, then, upon payment of such scheduled payment, the Warrant Amount and the number of shares of the Company’s common stock underlying the Warrant will be reduced to reflect such payment. The loan bears interest at an annual rate of 7% payable semi-annually. If the Warrants are not exercised in full by March 14, 2016, the interest rate on the loan will be increased to 9% and applied retroactively, but solely for the portion of the loan equal to the unexercised portion of the Warrants. As of the date of this Proxy Statement, no principal or interest has been paid to Alon Israel in connection with the Loan Agreement.
     Pursuant to the terms of the Warrant Agreement, in the event of an underwritten public offering of Alon Brands, Alon Israel may elect to exchange the Warrants, or any portion thereof, for Warrants to purchase shares of common stock of Alon Brands. On March 14, 2011, Alon Israel assigned the $12.0 million loan and all of its interests in the Warrants to certain shareholders of Alon Israel and their affiliates, including (i) David Wiessman, our Executive Chairman of the Board and a shareholder of Bielsol (a 50.38% shareholder of Alon Israel), (ii) Shebug Ltd., a shareholder of Bielsol, and (iii) five purchase organizations of the Kibbutz Movement (each current shareholders of Alon Israel). The beneficial ownership interests of these warrant holders in Alon Israel is described in more detail in footnote 5 to the “Security Ownership of Certain Beneficial Holders and Management” table.
     Letter of Credit Fee Agreement. On November 3, 2010, Alon entered into a Letter of Credit Fee Agreement with Alon Israel whereby Alon Israel caused a bank to issue and deliver a $23.0 million letter of credit in favor of Alon USA, LP, a subsidiary of Alon (“Alon LP”), to a supplier of Alon LP to support Alon LP’s crude oil purchases. Pursuant to the Letter of Credit Fee Agreement, Alon agreed to pay a fee of 8.5% per annum of the outstanding letter of credit amount. If the letter of credit is drawn upon Alon has an obligation to repay the amount withdrawn pursuant to the terms of the Letter of Credit Agreement. On an annual basis Alon expects to pay approximately $2.0 million in fees to Alon Israel. The initial term of the Letter of Credit Fee Agreement ended on March 31, 2011 but may be extended in Alon Israel’s sole discretion for additional six month terms thereafter.
     Collateral Fee Agreement. On March 9, 2010, Alon entered into a line letter with Israel Discount Bank of New York (“IDB”), pursuant to which IDB agreed to provide a line of credit to Alon in a maximum amount of $60.0 million. The line of credit is secured by a $30.0 million deposit account maintained at IDB by Alon Israel. On August 5, 2010, in consideration for maintaining the deposit at IDB, Alon entered into a Collateral Fee Agreement with Alon Israel whereby it agreed to pay a fee to Alon Israel based upon a formula which includes, among other items, costs to Alon Israel associated with the deposit. Currently the fee is 6.0% per annum, and on an annual basis Alon expects to pay approximately $1.8 million in fees to Alon Israel. The initial term of the Collateral Fee Agreement ended on December 31, 2010 and is automatically extended for six month terms thereafter unless terminated by either party after the initial term with 30 days prior written notice.
     Sale of Richmond Beach. On June 1, 2010, Alon sold a parcel of land at Richmond Beach, Washington for $19.5 million to BSRE Point Wells, LP (“BSRE”), a subsidiary of Blue Square, pursuant to a Purchase and Sale Agreement dated April 22, 2010. In connection with the sale, Alon entered into a development agreement with BSRE. The agreement provides that Alon and BSRE intend to cooperate in the development and construction of a mixed-use residential and planned community real estate project on the land. As part of this agreement, Alon agreed to pay a quarterly development fee of $0.4 million beginning July 1, 2010 in exchange for the right to participate in the potential profits realized from the development of the land.
     Sale of HEP Units. In connection with a contribution of certain pipeline, product terminal and storage tank assets to Holly Energy Partners, LP (“HEP”) in 2005, Alon received, in addition to $120.0 million in cash, 937,500 subordinated Class B limited partnership units in HEP (the “HEP Units”). On January 22, 2010, Alon sold (i) 150,200 HEP Units to Blue Square for approximately $6.0 million, (ii) 150,200 HEP Units to Dor-Alon for approximately $6.0 million and (iii) 287,258 HEP Units to Alon Israel for cash equivalents with aggregate principal value of $12.75 million. In each transaction, the price per HEP Unit was based on the average closing price of HEP’s publicly traded Class A limited partnership units for the 30 days preceding the closing of such transaction.
     Alon Louisiana Preferred Stock Purchase Agreement. On July 3, 2008, pursuant to the terms of a Series A Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”), by and between Alon Refining Louisiana, Inc. (“Alon Louisiana”), a subsidiary of Alon, and Alon Israel, Alon Louisiana issued to Alon Israel 80,000 shares of non-voting Series A Preferred Stock, par value $1,000.00 per share (the “Original Preferred Shares”), for an aggregate purchase price of $80.0 million. On July 3, 2008, we completed the acquisition of all of the capital stock of the refining business located in Krotz Springs, Louisiana, from Valero Energy Corporation, through a subsidiary of Alon Louisiana, Alon Refining Krotz Springs, Inc. (“Krotz Springs”). The purchase price was $333.0 million in cash plus approximately $141.5 million for working capital, including inventories. The cash portion of the purchase price and working capital payment were funded in part by proceeds from the sale of the Original Preferred Shares to Alon Israel.
     Pursuant to the terms of the Stock Purchase Agreement, Alon Israel caused letters of credit in the amount of $55.0 million (the “Original L/Cs”) to be issued for the benefit of Bank of America, N.A. in order to support the borrowing base of Krotz Springs under the Loan and Security Agreement by and among Alon Louisiana, Krotz Springs, Bank of America, N.A. and the lenders party thereto.
     Stockholders Agreement
     Original Preferred Stock. In connection with the Stock Purchase Agreement, Alon, Alon Louisiana, Alon Israel and Alon Louisiana Holdings, Inc. (“Alon Louisiana Holdings”), a subsidiary of Alon and the parent company of Alon Louisiana, entered into a Stockholders Agreement (the “Original Stockholders Agreement”), dated as of July 3, 2008. On March 31, 2009, Alon, Alon Louisiana, Alon Israel and Alon Louisiana Holdings entered into an Amended and Restated Stockholders Agreement (the “Stockholders Agreement”), which amended and restated the terms of the Original Stockholders Agreement. On December 31, 2009, Alon, Alon Louisiana, Alon Israel and Alon Louisiana Holdings, entered into an amendment (the “First Amendment”) to the Stockholders Agreement, which provided for the acceleration of the mandatory exchange of the Original Preferred Stock for shares of Alon’s common stock from July 3, 2011 to December 31, 2009. Pursuant to the First Amendment Alon issued 7,351,051 shares of Alon’s common stock in exchange for all of the Original Preferred Stock. The 7,351,051 shares of Alon common stock issued to Alon Israel in exchange for the Original Preferred Stock represented (1) the $80.0 million par value of the Original Preferred Stock plus the amount of dividends accruing thereon through July 3, 2011, divided by (2) the $14.39 per share value for Alon common stock established for purposes of the exchange pursuant to the terms of the Stockholders Agreement.

     L/Cs. Pursuant to the Stockholders Agreement, Alon Israel agreed to cause letters of credit to be issued in favor of Krotz Springs in an aggregate amount up to $25.0 million (the “Additional L/Cs” and, together with the Original L/Cs, the “L/Cs”) and Alon Israel was granted an option (the “L/C Option”), exercisable at any time the L/Cs are outstanding (but subject to the terms of the credit facilities and other binding obligations of Alon Louisiana), to withdraw the L/Cs and acquire shares of Series A Preferred Stock, par value $1,000.00 per share, of Alon Louisiana in an amount equal to such withdrawn L/Cs.
     Alon Louisiana Holdings or Alon (subject to the terms of their respective existing credit facilities and other binding obligations) shall pay Alon Israel a fee (which is subject to adjustment) in consideration for causing the issuance of the L/Cs. Alon agreed to use its best efforts and to cause its affiliates to use their respective best efforts (subject to the terms of the respective existing credit facilities and other binding obligations) to (1) replace the L/Cs with its own resources or by obtaining funds or other support through commercially reasonable arrangements with third party financing sources or (2) otherwise secure the release of the letters of credit support requirements. As of December 31, 2010, $65.0 million of the $80.0 million L/Cs have been replaced and the fees payable to Alon Israel in connection with the L/Cs have been deferred.
     The Stockholders Agreement provides that, in the event a beneficiary of an L/C draws upon any L/C, Alon Louisiana Holdings shall issue and deliver to Alon Israel a promissory note in a principal amount equal to the amount of such draw and bearing interest at a rate of 10.75% per annum. The promissory note will contain an option on the part of the Company, to issue shares of the Company’s common stock in satisfaction of the payment obligations thereunder on the first day the Company’s securities trading window opens after the issuance of the promissory note.
     Registration Rights Agreement. Pursuant to the terms of a Registration Rights Agreement with Alon Israel, Alon has provided Alon Israel with registration rights, including demand registration rights and “piggy-back” registration rights, with respect to Alon common stock owned by Alon Israel. Alon’s obligations are subject to limitations relating to a minimum amount of common stock required for registration, the timing of registration and other similar matters. Alon is obligated to pay all expenses incidental to such registration, excluding underwriters’ discounts and commissions and certain legal fees and expenses.
          SCS Beverage
     On February 29, 2004, Alon sold 17 licenses for the sale of alcoholic beverages at 17 stores in New Mexico to SCS Beverage, Inc., a corporation treated as a pass-through entity that is wholly owned by Jeff D. Morris, Alon’s Chief Executive Officer. Under rules and regulations of the New Mexico Alcohol and Gaming Division, a holder of a license to sell alcoholic beverages in New Mexico must provide substantial documentation in the application for and annual renewal of the license, including detailed questionnaires and fingerprints of the officers and directors of each entity beneficially owning 10% or more of the holder of the license. Alon engaged in this transaction to expedite the process of renewing the licenses by limiting the required disclosures to one individual stockholder. The purchase price paid by SCS Beverage consisted of approximately $2.6 million for the 17 licenses and approximately $0.2 million for the inventory of alcoholic beverages on the closing date. The purchase price was paid by SCS Beverage issuing to Alon a demand promissory note in the amount of $2.8 million. The demand note is payable solely by transferring the licenses and inventory existing at the time of payment back to Alon. The demand note is secured by a pledge of the licenses and the inventory and a pledge of 100% of the stock of SCS Beverage. Pursuant to the purchase and sale agreement, SCS Beverage granted Alon an option to re-acquire the licenses at any time at a purchase price equal to the same purchase price paid by SCS Beverage to acquire the licenses.
     As the holder of the New Mexico licenses, SCS Beverage is the only party entitled to purchase alcoholic beverages to be sold at the locations covered by the licenses and to receive revenues from the sale of alcoholic beverages at those locations. Simultaneously with the transfer of the licenses, SCS Beverage entered into a premises lease with Alon to lease space at each of the locations covered by the licenses for the purpose of conducting the alcoholic beverages concessions. The total annual payments by SCS Beverage to Alon under this premises lease agreement have averaged approximately $1.93 million over the last three fiscal years and are subject to adjustment by Alon based on the volume of sales of alcoholic beverages at the locations covered by the licenses. To date, the profits realized by SCS Beverage from the sale of alcoholic beverages at these locations have not exceeded lease payments by SCS Beverage to Alon and it anticipates that this will continue to be the case in the future. As a result,

Mr. Morris has not received any economic benefit from the ownership of SCS Beverage, and Alon does not anticipate that Mr. Morris will derive any economic benefit from his ownership of SCS Beverage in the future.
          Alon Assets and Alon Operating Dividends
     In connection with dividend payments by Alon to its stockholders in 2010, Messrs. Morris, Hart and Concienne were paid dividends on the shares held by them in Alon Operating. The total dividends paid to Messrs. Morris, Hart and Concienne in 2010 from Alon Operating were $430,363, $107,584 and $54,672, respectively. In 2010, no dividend payments were made by Alon Assets.

PROPOSAL 1.
ELECTION OF DIRECTORS
     The following nominees have been selected by the Board for submission to the stockholders: David Wiessman, Itzhak Bader, Boaz Biran, Shlomo Even, Avinadav Grinshpon, Ron W. Haddock, Jeff D. Morris, Yeshayahu Pery, Zalman Segal, and Avraham Shochat, each to serve a one-year term expiring at the annual meeting in 2012.
     The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of the remaining nominees and in favor of any substitute nominee named by the Board. If you do not wish your shares voted for one or more of the nominees, you may so indicate when you vote.
Your Board Recommends a Vote “FOR” Each of the Nominees Above.
PROPOSAL 2.
APPROVAL OF ISSUANCE OF ALON COMMON STOCK TO ALON ISRAEL OIL COMPANY, LTD.
UPON CONVERSION OF, OR AS DIVIDEND PAYMENTS ON, 8.50% SERIES A CONVERTIBLE
PREFERRED STOCK
General
     On October 28, 2010, the Company completed a registered direct offering of 4,000,000 shares of its 8.50% Series A Convertible Preferred Stock, or convertible preferred stock, at $10.00 per share. Alon Israel purchased 3,500,000 shares of the convertible preferred stock in the offering.
     Pursuant to the Certificate of Designation for the convertible preferred stock filed with the Secretary of State of the State of Delaware (the “Certificate of Designation”), a holder of the convertible preferred stock may elect to convert its shares of convertible preferred stock into shares of our common stock at any time at the then-applicable conversion rate. The conversion rate is based on certain formulas set forth in the Certificate of Designation. Furthermore, from and after October 28, 2013, if the daily volume-weighted average price (as defined in the Certificate of Designation) of our common stock equals or exceeds 130% of the then-prevailing conversion price for at least 20 trading days in a period of 30 consecutive trading days, we may, at our option, require that each then outstanding share of convertible preferred stock be automatically converted into a number of shares of our common stock at the then applicable conversion rate. In each instance, at the time of conversion, in addition to issuing the necessary number of whole shares of our common stock in connection with the conversion, we will pay cash in lieu of any fractional share to which a holder would otherwise be entitled. In addition, in each instance, holders will receive a payment in an amount equal to all declared and unpaid dividends on the converted shares of convertible preferred stock to the conversion date (which may, at our election, be paid in the form of cash, shares of our common stock or a combination of cash and shares of our common stock).
     In addition, holders of shares of convertible preferred stock are entitled to receive, when, as and if declared by the board of directors out of funds legally available for such purpose, cumulative dividends at an annual rate of 8.50% of the liquidation preference of the convertible preferred stock of $10.00 per share (equivalent to $0.85 per share per annum). Dividends on the convertible preferred stock are payable in, at our election, cash, shares of the our common stock or a combination of cash and shares of our common stock. See “— Convertible Preferred Stock Rights and Preferences — Dividends” below.
NYSE Stockholder Approval Requirements
     The Company’s common stock is listed on the New York Stock Exchange (the “NYSE”). Consequently, we are subject to the NYSE listing rules, including Rule 312. Rule 312 requires that an issuer obtain stockholder approval, by the affirmative vote of a majority of the votes cast, prior to the issuance of common stock in any transaction or series of related transactions to a “Related Party” (as defined in Rule 312) if the number of shares of common stock to be issued, or if the number of shares of common stock for which the securities may be convertible or exercisable, exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding prior to issuance, subject to certain limited exceptions. In addition, the NYSE listing rules require that the total votes cast on this proposal represent greater than 50% of the shares outstanding as of the record date.
     Our proposed issuance of shares of common stock to Alon Israel upon a conversion of its convertible preferred stock and as payment of dividends on shares of its convertible preferred stock is subject to Rule 312 because (i) Alon Israel beneficially owns approximately 75% of our outstanding common stock without giving effect to the conversion of the convertible preferred stock (and is therefore considered by the NYSE to be a “substantial security holder” and therefore a “Related Party”); (ii) the number of shares of our common stock into which Alon Israel’s convertible preferred stock may be converted exceeds 1% of the outstanding shares of the Company common stock prior to the issuance; and (iii) we do not qualify for any exceptions to Rule 312.
Convertible Preferred Stock Rights and Preferences
     The following is a summary of the material terms and preferences, limitations, voting powers and relative rights of the convertible preferred stock (other than the conversion feature, which is discussed above), which is qualified in its entirety by the specific language of the Certificate of Designation. The Certificate of Designation was included as an exhibit to the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010 filed by the Company on November 9, 2010.
     The terms of the convertible preferred stock were approved by a committee of independent and disinterested directors of the Company’s Board.
Rank
The convertible preferred stock ranks with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:
•	senior to all of our common stock and to all of our other capital stock issued in the future unless the terms of that stock expressly provide that it ranks senior to, or on a parity with, the convertible preferred stock;

•	on a parity with any of our capital stock issued in the future, the terms of which expressly provide that it will rank on a parity with the convertible preferred stock; and

•	junior to all of our capital stock issued in the future, the terms of which expressly provide that such stock will rank senior to the convertible preferred stock.
Maturity
The convertible preferred stock is perpetual, and therefore does not have a maturity date.
Dividends
Holders of shares of convertible preferred stock are entitled to receive, when, as and if declared by the board of directors out of funds legally available for such purpose, cumulative dividends at an annual rate of 8.50% of the liquidation preference of the convertible preferred stock of $10.00 per share (equivalent to $0.85 per share per annum). Dividends on the convertible preferred stock are payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, in, at our election, cash, shares of common stock or a combination of cash and shares of common stock. Dividends on the convertible preferred stock are fully cumulative and accumulate without interest from the date of original issuance of the convertible preferred stock.
If at any time dividends on the convertible preferred stock are in arrears in an amount equal to six quarterly dividends (whether or not consecutive), all the holders of shares of the convertible preferred stock, voting as a single class with any other preferred stock or preference securities having similar voting rights that are exercisable during a period of default on the payment of dividends, shall be entitled at the next annual or special meeting of our stockholders to elect two additional directors to our board of directors. Such voting right and the term of the directors so elected expire when all accumulated and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of the convertible preferred stock then outstanding have been declared and paid or set apart for payment.
Liquidation Preference
Holders of convertible preferred stock are entitled to a liquidation preference of $10.00 per share of convertible preferred stock plus all accumulated and unpaid dividends on such share, if any, whether or not declared, to the date of final distribution.
Voting
Holders of the convertible preferred stock generally have limited voting rights. We may not, without the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of convertible preferred stock, voting separately as a class, (a) authorize, create or issue any shares of any other class or series of capital stock ranking senior to the convertible preferred stock as to dividends or upon liquidation, or (b) amend, alter or repeal any provision of our certificate of incorporation or bylaws in a manner that adversely affects the powers, preferences or rights of the convertible preferred stock.
Redemption
On and after October 28, 2017, we may, at our option, upon not less than 30 and not more than 60 calendar days’ notice to holders of the convertible preferred stock, redeem all or any portion of the shares of convertible preferred stock then outstanding, at once or over time, for cash in an amount per share of convertible preferred stock equal to the liquidation preference of the convertible preferred stock, plus all accumulated and unpaid dividends thereon, if any, whether or not declared, to, but not including, the redemption date (which may, at our election, be paid in the form of cash, shares of common stock or a combination of cash and shares of common stock).
Fundamental Change
Upon the occurrence of certain fundamental changes set forth in the Certificate of Designation, holders of convertible preferred stock may elect to convert their convertible preferred stock into common stock. Such holders who elect to convert their convertible preferred stock will receive shares of common stock based on a formula set forth in the Certificate of Designation. In addition, upon conversion of the shares of convertible preferred stock, the holder will receive a sum equal to all declared and unpaid dividends on the converted shares of convertible preferred stock to the date of conversion (which may, at our election, be paid in the form of cash, shares of common stock or a combination of cash and shares of common stock).
Consequences if Proposal 2 Is Approved
     In the event that Company stockholders approve the issuance of shares of our common stock to Alon Israel upon conversion of, or as payment of dividends on, its shares of convertible preferred stock:
•	Alon Israel will be entitled, and we will be entitled to require Alon Israel, to convert the shares of convertible preferred stock that it owns into shares of our common stock subject to and in accordance with the terms of the convertible preferred stock.

•	If Alon Israel elects to convert all 3,500,000 shares of the convertible preferred stock it owns into shares of our common stock, we would be required to issue, based on the conversion rate as of March 1, 2011, approximately 5,192,950 shares of the Company’s common stock to Alon Israel, increasing Alon Israel’s beneficial ownership percentage of the Company’s outstanding common stock to approximately 77% (assuming the convertible preferred stock held by other holders is not converted), as compared to approximately 75% as of March 1, 2011. As a result of any such issuance, existing Company stockholders will incur dilution to their voting interests and will own a

•	smaller percentage of our outstanding common stock. If in the future we require Alon Israel to convert shares of the convertible preferred stock it owns into shares of our common stock, we would be required to issue shares of our common stock to Alon Israel based on the then applicable conversion rate, which would have similar effects.

•	We may, at our option, issue to Alon Israel shares of the Company’s common stock as payment of dividends on the shares of convertible preferred stock held by Alon Israel.
Consequences if Proposal 2 Is Not Approved
     In the event that Company stockholders do not approve the issuance of shares of our common stock to Alon Israel upon conversion of, or as payment of dividends on, its shares of convertible preferred stock:
•	Alon Israel will continue to hold its shares of convertible preferred stock, and the convertible preferred stock held by Alon Israel will remain outstanding in accordance with their terms.

•	Dividends payable on the convertible preferred stock held by Alon Israel will continue to accrue at the rate of 8.50% per annum; however, we will not be able to issue shares of the Company’s common stock as payment of dividends on the shares of convertible preferred stock held by Alon Israel in excess of 1% of the outstanding shares of the Company common stock.

•	Because Alon Israel owns 3,500,000 of the 4,000,000 shares of convertible preferred stock outstanding, Alon Israel will continue to be able to control the outcome of all matters submitted to a vote of the holders of convertible preferred stock.
Interests of Certain Persons
     If all 3,500,000 shares of convertible preferred stock held by Alon Israel are converted into shares of our common stock, Alon Israel would receive, based on the conversion rate as of March 1, 2011, approximately 5,192,950 shares of the Company’s common stock, increasing Alon Israel’s beneficial ownership percentage of the Company’s outstanding common stock to approximately 77% (assuming the convertible preferred stock held by other holders is not converted), as compared to approximately 75% as of March 1, 2011. Certain of our directors, including Messrs. Wiessman and Biran, have beneficial ownership interests in Alon Israel as described in this Proxy Statement.
Required Vote
     Under the NYSE rules, approval of the issuance of shares of the Company’s common stock upon conversion of, or as payment of dividends on, the convertible preferred stock held by Alon Israel requires the affirmative vote of the majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent over 50% of all outstanding securities entitled to vote on Proposal 2.
     Abstentions are counted as “present” for purposes of determining who is entitled to vote on Proposal 2, and therefore will have the effect of a vote against Proposal 2. Broker non-votes are not counted as “present” for purposes of determining who is entitled to vote on Proposal 2, and therefore will have no effect on the outcome of the vote on Proposal 2.
Your Board Recommends a Vote “FOR” Proposal 2.

PROPOSAL 3.
APPROVAL OF ISSUANCE OF ALON COMMON STOCK UPON EXERCISE OF
WARRANTS HELD BY CERTAIN SHAREHOLDERS OF ALON ISRAEL OIL COMPANY, LTD. AND
THEIR AFFILIATES
General
     On February 21, 2011, Alon Brands, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Alon Brands”), and Alon Israel entered into a Loan Agreement (the “Loan Agreement”), pursuant to which Alon Israel loaned $12 million to Alon Brands for general corporate purposes. This loan was part of a $30.0 million mezzanine financing transaction in which the other $18.0 million was provided by unaffiliated third parties. In connection with this loan, the Company would issue to Alon Israel warrants (the “Warrants”) to purchase up to 1,237,113 shares of the Company’s common stock for an aggregate purchase price of up to $12 million (as may be adjusted from time to time, the “Warrant Amount”). Pursuant to the terms of the Warrant Agreement, dated as of March 14, 2011, among the Company, Alon Brands and Alon Israel (the “Warrant Agreement”), Alon Israel had the right to transfer or assign the Warrants, or any portion thereof, to any of its affiliates. On March 14, 2011, Alon Israel assigned the $12.0 million loan and all of its interest in the Warrants to certain shareholders of Alon Israel and their affiliates, including (i) David Wiessman, our Executive Chairman of the Board and a shareholder of Bielsol Investments (1987) Ltd. (which is a 50.38% shareholder of Alon Israel) (“Bielsol”), (ii) Shebug Ltd., a shareholder of Bielsol, and (iii) five purchase organizations of the Kibbutz Movement (each current shareholders of Alon Israel) (the “Warrant Holders”). The beneficial ownership interests of the Warrant Holders in Alon Israel is described in more detail in footnote 5 to the “Security Ownership of Certain Beneficial Holders and Management” table.
     Pursuant to the Warrant Agreement, the Warrant Holders may exercise the Warrants at any time, in whole or in part, upon payment of the exercise price or upon exercise of the Warrants on a “net share” or cashless basis. At the time of exercise, in addition to issuing the necessary number of whole shares of the Company’s common stock for which the Warrants are exercised, the Company will pay cash in lieu of any fractional share to which the Warrant Holders would otherwise be entitled.
NYSE Stockholder Approval Requirements
     The Company’s common stock is listed on the NYSE. Consequently, we are subject to the NYSE listing rules, including Rule 312. Rule 312 requires that an issuer obtain stockholder approval, by the affirmative vote of a majority of the votes cast, prior to the issuance of common stock in any transaction or series of related transactions to a Related Party (as defined in Rule 312) if the number of shares of common stock to be issued, or if the number of shares of common stock for which the securities may be convertible or exercisable, exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding prior to issuance, subject to certain limited exceptions. In addition, the NYSE listing rules require that the total votes cast on this proposal represent greater than 50% of the shares outstanding on the record date.
     Our proposed issuance of shares of common stock to the Warrant Holders upon the exercise of the Warrants is subject to Rule 312 because (i) Alon Israel beneficially owns approximately 75% of our outstanding common stock (without giving effect to the conversion of the convertible preferred stock discussed in Proposal 2) (and is therefore considered by the NYSE to be a “substantial security holder” and therefore a “Related Party”); (ii) the Warrant Holders are affiliates of Alon Israel and therefore subject to Rule 312 as a result of such relationship; (iii) the number of shares of our common stock for which the Warrants may be exercised exceeds 1% of the outstanding shares of the Company’s common stock prior to the issuance of such common stock; and (iv) we do not qualify for any exceptions to Rule 312.
Terms of the Warrant Agreement and the Warrants
     The following is a summary of the material terms of the Warrant Agreement and the Warrant, which is qualified in its entirety by the specific language of the Warrant Agreement and the Warrant. The Warrant Agreement and the Warrant were included as an exhibit to the Annual Report on Form 10-K filed by the Company on March 15, 2011.

     The terms of the Warrant Agreement and the Warrants were approved by a committee of independent and disinterested directors of the Company’s Board.
Exercise Price
The exercise price per share of the Warrants is $9.70, which is equal to an 18% premium over the average reported closing price of the Company’s common stock on the NYSE during the 45 calendar days immediately preceding the date of the Loan Agreement, subject to adjustment in accordance with the terms of the Warrant Agreement. In lieu of payment of the exercise price, the Warrant Holders may exercise the Warrants on a “net share” or cashless basis, as a result of which shares of the Company’s common stock underlying the Warrants are forfeited in lieu of paying the cash exercise price, in which case the Company would receive no proceeds upon the exercise (but fewer shares of the Company’s common stock would be issued).
Exercise Period
Subject to stockholder approval, the Warrant Holders may exercise part or all of the Warrants at any time beginning on March 14, 2011 and ending on the fifth anniversary thereof.
Adjustment to Warrant Amount
Pursuant to the terms of the Loan Agreement, the principal amount of the loan will be repaid to the holder in four equal annual payments beginning on March 14, 2013 and ending on March 14, 2016; provided, however, that each scheduled principal payment will automatically be postponed to March 14, 2016 unless the holder notifies Alon Brands in writing, at least 30 days prior to the date of a scheduled principal payment, of its election not to postpone such scheduled payment. Pursuant to the terms of the Warrant Agreement, if the holder elects not to postpone a scheduled principal payment, then, upon payment of such scheduled payment, the Warrant Amount will be reduced (but not below $0) by an amount equal to the Warrant Amount multiplied by a fraction, the numerator of which is the principal amount of the loan being repaid on such scheduled payment date and the denominator of which is the outstanding principal amount of the loan immediately prior to such scheduled payment. In addition, the number of shares of the Company’s common stock underlying the Warrants will be proportionately reduced.
Adjustment to Exercise Price and Number of Shares of Common Stock Underlying the Warrants
The exercise price of the warrant may be adjusted in the event of consolidation or merger of the Company, upon payment of a certain dividends or upon a subdivision or combination of the Company’s common stock.
Exchange into Warrants of Alon Brands
In the event of an underwritten public offering of Alon Brands, the Warrant Holders may notify the Company and Alon Brands in writing of its election to exchange the Warrants, in whole or in part, into warrants (the “Brands Warrants”) to purchase shares of common stock, par value $0.01 per share, of Alon Brands. Upon such notice, the Company and Alon Brands, Alon Brands and the Warrant Holders will enter into a warrant agreement for the Brands Warrants, which will, among other matters, provide the Warrant Holders with certain registration rights with respect to the Brands Warrants and the shares of Alon Brands common stock underlying the Brands Warrants. In addition, at such time, the Warrant Amount will be reduced (but not below $0) by an amount equal to the portion of the Warrant Amount with respect to which such exchange is effected.
Registration Rights
The Company and Alon Israel are parties to the Registration Rights Agreement, dated July 6, 2005 (the “Registration Rights Agreement”). See “Certain Relationships and Related Transactions — Transactions with Management and Others — Transactions with Alon Israel — Registration Rights Agreement.” The registration rights set forth in the Registration Rights Agreement extend to the shares of the Company’s common stock underlying the Warrants. Pursuant to the terms of the Registration Rights Agreement, the registration rights may be assigned to Alon Israel’s affiliates.

Rights as a Shareholder
Except as set forth in the Warrants or in any other agreement between the Company and Alon Israel, the Warrant Holders will not have any rights as a stockholder of the Company, including the right to vote, to receive dividends or distributions on the shares of the Company’s common stock or to receive notices as a stockholder with respect to any meeting of stockholders, prior to the exercise of the Warrants.
Consequences if Proposal 3 Is Approved
     In the event that Company stockholders approve the issuance of shares of our common stock to the Warrant Holders upon exercise of the Warrants:
•	The Warrant Holders will be entitled to exercise the Warrants, in whole or in part, for shares of our common stock subject to and in accordance with the terms of the Warrant Agreement.

•	If Warrant Holders exercise the Warrants, in full, for shares of our common stock, we would be required to issue, based on the exercise price as of March 1, 2010, approximately 1,237,113 shares of the Company’s common stock, as a result of which the Warrant Holders would own approximately 2.2% of the Company’s outstanding common stock (assuming the warrants held by other holders are not exercised). As a result of any such issuance, existing Company stockholders will incur dilution to their voting interests and will own a smaller percentage of our outstanding common stock.

Consequences if Proposal 3 Is Not Approved
     In the event that Company stockholders do not approve the issuance of shares of our common stock to the Warrant Holders upon exercise of the Warrants:
•	The Warrant Holders will continue to hold the Warrants until the expiration of the exercise period, which is March 14, 2016.

•	If the Warrants (including the Brands Warrants) are not exercised in full by March 14, 2016, the interest rate on the loan will increase from 7% to 9% and will apply retroactively to the portion of the loan equal to the unexercised potion of the Warrants (including the Brands Warrants).
Interests of Certain Persons
     Alon Israel beneficially owns approximately 75% of our outstanding common stock (without giving effect to the conversion of the convertible preferred stock discussed in Proposal 2). Certain of our directors, including Messrs. Wiessman and Biran, have beneficial ownership interests in Alon Israel as described in this Proxy Statement. If the Warrants are exercised in full for shares of the Company’s common stock, the Warrant Holders would receive, based on the exercise price as of March 1, 2011, approximately 1,237,113 shares of the Company’s common stock, which would result in a beneficial ownership of approximately 2.2% of the Company’s outstanding common stock (assuming the warrants held by other holders are not exercised) by the Warrant Holders of which Mr. Wiessman would increase his beneficial ownership in the Company by approximately 0.2%. The beneficial ownership of the Warrant Holders in Alon Israel and in the Company is described in footnote 5 to the “Security Ownership of Certain Beneficial Holders and Management” table in this Proxy Statement.
Required Vote
     Under the NYSE rules, approval of the issuance of shares of the Company’s common stock to the Warrant Holders upon exercise of the Warrants requires the affirmative vote of the majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent over 50% of all outstanding securities entitled to vote on Proposal 3.
     Abstentions are counted as “present” for purposes of determining who is entitled to vote on Proposal 3, and therefore will have the effect of a vote against Proposal 3. Broker non-votes are not counted as “present” for purposes of determining who is entitled to vote on Proposal 3, and therefore will have no effect on the outcome of the vote on Proposal 3.
Your Board Recommends a Vote “FOR” Proposal 3.
PROPOSAL 4.
ADVISORY VOTE ON EXECUTIVE COMPENSATION
     In accordance with recently adopted provisions of Section 14A of the Securities Exchange Act of 1934, as amended, the Board of Directors is asking stockholders to approve an advisory resolution on executive compensation. The advisory vote is a non-binding vote on the compensation of our Named Executive Officers. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. The text of the resolution is as follows:
RESOLVED, that the stockholders of Alon USA Energy, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement for the Company’s 2011 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities Exchange Act of 1934, as amended (which disclosure includes the Compensation Discussion and Analysis section, the Summary Compensation Table for 2010 and the related compensation tables and narrative disclosure within the Executive and Director Compensation and Other Matters section of the proxy statement).
     The Company urges you to read the disclosure under “Compensation Discussion and Analysis,” in this Proxy Statement, and discusses how our compensation policies and procedures implement our pay-for-performance compensation philosophy. You should also read the Summary Compensation Table and other related compensation tables and narrative disclosure which provide additional details about the compensation of our Named Executive Officers for fiscal 2010. We have designed our executive compensation structure to attract, motivate, and retain executives with the skills required to formulate and implement the Company’s strategic objectives and create stockholder value. We believe that our executive compensation program is reasonable, competitive and strongly focused on pay for performance principles, and provides an appropriate balance between risk and incentives.
     The vote regarding the compensation of the Named Executive Officers described above, referred to as a “say-on-pay advisory vote,” is advisory, and is therefore not binding on the Company, the Compensation Committee or the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value the opinions that stockholders express in their votes and will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs as they deem appropriate.
     If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote “FOR” the approval of the compensation of the Named Executive Officers as disclosed in this proxy statement and described above.
Your Board recommends a vote “FOR” Proposal 4.

PROPOSAL 5.
ADVISORY VOTE ON FREQUENCY OF THE STOCKHOLDER VOTE
ON EXECUTIVE COMPENSATION
     In accordance with the recently adopted provisions of Section 14A of the Exchange Act, the Company is asking stockholders to approve an advisory resolution on the frequency with which the advisory vote on executive compensation set forth above, referred to as the “say-on-pay advisory vote,” will be held.
     The advisory vote on the frequency of the say-on-pay advisory vote is a non-binding vote as to how often the say-on-pay advisory vote should occur: every year, every two years or every three years. You may either vote for one of these alternative frequencies or, if you desire, abstain from voting on this matter. The text of the resolution to be voted upon is as follows:
RESOLVED, that the stockholders of Alon USA Energy, Inc. approve, on an advisory basis, having the stockholder vote on the compensation of the Company’s named executive officers listed in the annual proxy statement occur with the frequency (i.e., every year, every two years or every three years) for which the highest number of votes are cast at the Company’s 2011 annual meeting of stockholders.
     After considering the benefits and consequences of each option for the frequency of the say-on-pay advisory vote, the Board of Directors has determined that an advisory vote on executive compensation every three years is the most appropriate alternative for the Company. Therefore, the Board recommends that you vote for having the say-on-pay advisory vote occur every three years.
     The Board believes that a say-on-pay advisory vote every three years provides a high level of accountability and communication. A say-on-pay advisory vote every three years allows stockholders to provide the Company with direct input on executive compensation information on a long-term perspective while allowing us time to carefully review our executive compensation programs during the period between stockholder votes. Furthermore, a say-on-pay advisory vote every three years will allow us a more efficient and effective timeframe to respond to stockholders’ feedback, and it will provide us with sufficient time to engage with stockholders to understand and respond to the vote results. We understand that stockholders may have different views as to what the most desirable frequency is, and we look forward to hearing from stockholders on this matter.
     The option of every year, every two years or every three years that receives the highest number of votes cast by stockholders will be deemed to be the frequency for the say-on-pay advisory vote that has been selected by stockholders. However, because this vote is advisory and not binding on the Board of Directors or the Company in any way, the Board may decide that it is in the best interests of the stockholders and the Company to hold the say-on-pay advisory vote more or less frequently than the option approved by stockholders.
     If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote for the option of EVERY THREE YEARS as the frequency with which stockholders are provided an advisory vote on executive compensation.
     Please note that stockholders are not voting to approve or disapprove the Board of Directors’ recommendation regarding this matter. You may choose to vote for one year, two years or three years as the frequency of the say-on-pay advisory vote or you may choose to abstain.
Your Board recommends a vote for the option of “EVERY THREE YEARS” as the frequency with which stockholders are provided an advisory vote on executive compensation.

PROPOSAL 6.
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM
     The Audit Committee has appointed KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of Alon for the year ending December 31, 2011. The Board is asking stockholders to ratify this appointment. Although SEC regulations and the NYSE listing requirements require Alon’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of an independent registered public accounting firm to be an important matter to stockholders and considers a proposal for stockholders to ratify such appointment to be an opportunity for stockholders to provide input to the Audit Committee and the Board on a key corporate governance issue. If the appointment of KPMG LLP is not ratified, the matter of the appointment of the independent registered public accounting firm will be considered by the Audit Committee.
     Representatives of KPMG LLP are expected to be present at the annual meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.
Your Board Recommends a Vote “FOR” Proposal 6.

OTHER MATTERS
     The Board does not know of any other matters that are to be presented for action at the annual meeting. If, however, any other matters properly come before the annual meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.
INCORPORATION BY REFERENCE
     The SEC allows us to “incorporate by reference” into this Proxy Statement documents we file with the SEC. For additional information, please see the following items of our 2010 Annual Report on Form 10-K: “Financial Statements and Supplementary Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure”, and “Quantitative and Qualitative Disclosures about Market Risk”, each of which are hereby incorporated by reference.
     This Proxy Statement incorporates important business and financial information about Alon from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this Proxy Statement through our website, www.alonusa.com, and from the SEC at its website, www.sec.gov, or by requesting them in writing from Alon’s Investor Relations Department at Alon USA Energy, Inc., 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251 or by telephone at 972-367-4000. Requested documents will be sent by first class mail within one business day of Alon’s receipt of your request.
STOCKHOLDER PROPOSALS
Stockholder Recommendations for Nomination of Directors
     The Board will consider nominees for directors recommended by stockholders of Alon and will evaluate such nominees using the same criteria used to evaluate director candidates otherwise identified by the Board. Stockholders wishing to make such recommendations should write to the Board in care of the Secretary of Alon USA Energy, Inc., 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251. Persons making submissions should include the full name and address of the recommended nominee, a description of the proposed nominee’s qualifications and other relevant biographical information.
Stockholder Proposals for Annual Meeting in 2012
     To be considered for inclusion in Alon’s proxy statement for Alon’s 2012 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be in writing and submitted to the Secretary of Alon USA Energy, Inc., 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251, and must otherwise comply with the requirements of Rule 14a-8. The proposal must be received not less than 120 days prior to the first anniversary of the date the proxy statement for the preceding year’s annual meeting was released to stockholders. For Alon’s 2012 annual meeting of stockholders, such proposal must be received on or before December 10, 2011.
     Stockholders who desire to present business at Alon’s 2012 annual meeting of stockholders, without inclusion in the proxy statement for such meeting, including a nomination of a candidate for election as director at such meeting, must notify Alon’s Secretary of such intent in accordance with Alon’s bylaws by writing to the Secretary of Alon USA Energy, Inc., 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251. To be timely, such notice must be received not later than 60 days prior to April 8, 2012 nor earlier than 90 days prior to April 8, 2012; provided that if the date of the annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. The advance notice must also meet the other requirements of Section 8(c) of Alon’s bylaws. You may obtain a copy of Alon’s bylaws in the “Corporate Governance” section of the “Investors” section of Alon’s website (www.alonusa.com) or by writing to Alon’s Secretary at the address above.

     The above Notice of Annual Meeting of Stockholders and Proxy Statement are sent by order of the Board.
Sarah Braley Campbell
Corporate Secretary
April 8, 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date. INTERNET http://www.proxyvoting.com/alj Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. ALON USA ENERGY, INC. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. 96517 FOLD AND DETACH HERE THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS,“FOR” THE APPROVAL OF THE ISSUANCE OF SHARES OF ALON’S Please mark your votes as COMMON STOCK TO ALON ISRAEL OIL COMPANY, LTD. UPON CONVERSION OF, OR AS DIVIDEND PAYMENTS ON, THE SHARES OF 8.50% SERIES A indicated in this example X CONVERTIBLE PREFERRED STOCK HELD BY ALON ISRAEL OIL COMPANY, LTD., “FOR” THE APPROVAL OF THE ISSUANCE OF SHARES OF ALON’S COMMON STOCK UPON EXERCISE OF THE WARRANTS TO PURCHASE SHARES OF ALON’S COMMON STOCK HELD BY CERTAIN SHAREHOLDERS OF ALON ISRAEL OIL COMPANY, LTD. AND THEIR AFFILIATES, “FOR” THE APPROVAL OF THE EXECUTIVE COMPENSATION AS DISCLOSED IN THE PROXY STATEMENT, IN FAVOR OF “EVERY THREE YEARS” AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION FOR AGAINST ABSTAIN AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS ALON’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011. 1. ELECTION OF DIRECTORS FOR WITHHOLD *EXCEPTIONS 3. Approval of the issuance of shares of Alon’s common stock upon exercise ALL FOR ALL of the Warrants to purchase shares of Alon’s common stock held by Nominees: certain shareholders of Alon Israel Oil Company, Ltd. and their affiliates. 01 Itzhak Bader 06 Jeff D. Morris 02 Boaz Biran 07 Yeshayahu Pery 4. Approval of the executive compensation as disclosed in the proxy 03 Shlomo Even 08 Zalman Segal statement. 04 Avinadav Grinshpon 09 Avraham Shochat 05 Ron W. Haddock 10 David Wiessman EVERY EVERY EVERY ONE TWO THREE (*INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the YEAR YEARS YEARS ABSTAIN “Exceptions” box above and strike through that nominee’s name.) 5. Frequency with which stockholders are provided an advisory vote on executive compensation. FOR AGAINST ABSTAIN 2. Approval of the issuance of shares of Alon’s common stock to Alon Israel Oil Company, Ltd. upon conversion of, FOR AGAINST ABSTAIN or as dividend payments on, the shares of 8.50% Series A Convertible Preferred Stock held by Alon Israel Oil Company, Ltd. 6. Ratification of the appointment of KPMG LLP as Alon’s independent registered public accounting firm for 2011. Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting. The stockholder below acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each of which has been furnished herewith. PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. This proxy will be governed by and construed in accordance with the laws of the state of Delaware and applicable federal securities laws. Mark Here for Address Change or Comments SEE REVERSE NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature Signature Date

You can now access your Alon USA Energy, Inc. account online. Access your Alon USA Energy, Inc. account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for Alon USA Energy, Inc., now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment. FOLD AND DETACH HERE ALON USA ENERGY, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 3, 2011 David Wiessman and Jeff D. Morris, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution and resubstitution, are hereby authorized to represent and to vote all shares of common stock, par value $0.01 per share, of Alon USA Energy, Inc. held of record by the undersigned on March 22, 2011, at the Annual Meeting of Stockholders to be held at 9:00 a.m. Dallas, Texas time on May 3, 2011, at The Frontiers of Flight Museum located at 6911 Lemmon Avenue, Dallas, Texas 75209 and any adjournment or postponement thereof. Any and all proxies heretofore given are hereby revoked. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS NO. 1, 2, 3, 4 AND 6, AND FOR “EVERY THREE YEARS” FOR NO. 5. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) 96517